EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

ASHLAND LLC

and

AOC MATERIALS LLC

ARTICLE I	DEFINITIONS AND TERMS1
Section 1.1	Definitions1
Section 1.2	Index of Defined Terms11
Section 1.3	Interpretation and Construction13
ARTICLE II	PURCHASE AND SALE15
Section 2.1	Transferred/Excluded Assets; Assumed/Excluded Liabilities15
Section 2.2	Purchase Price at Closing16
Section 2.3	Purchase Price Adjustment following Closing for Net Working Capital17
Section 2.4	Allocation of Consideration19
Section 2.5	Withholding21
ARTICLE III	CLOSING21
Section 3.1	Closing21
Section 3.2	Closing; Deliveries21
ARTICLE IV	CONDITIONS TO CLOSING22
Section 4.1	Conditions to the Obligations of Buyer and Seller22
Section 4.2	Conditions to the Obligations of Buyer22
Section 4.3	Conditions to the Obligations of Seller23
Section 4.4	Frustration of Closing Conditions24
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER24
Section 5.1	Organization24
Section 5.2	Authority; Binding Effect24
Section 5.3	Non-Contravention25
Section 5.4	Seller Governmental Consents and Approvals25
Section 5.5	Financial Information; Undisclosed Liabilities25
Section 5.6	Absence of Material Adverse Effect26
Section 5.7	Real Property26
Section 5.8	Material Contracts26
Section 5.9	Intellectual Property Rights28
Section 5.10	Title to Transferred Assets29
Section 5.11	Sufficiency of Assets29

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EXHIBIT 2.1

Section 5.12	Compliance with Laws30
Section 5.13	Environmental Matters30
Section 5.14	No Litigation or Orders31
Section 5.15	Governmental Authorizations31
Section 5.16	Taxes31
Section 5.17	Labor Matters32
Section 5.18	Employee Benefits32
Section 5.19	Unlawful Payments; Trade Controls33
Section 5.20	Brokers33
Section 5.21	Material Customers and Suppliers34
Section 5.22	Disclaimer of Other Representations and Warranties34
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER34
Section 6.1	Organization34
Section 6.2	Authority; Binding Effect34
Section 6.3	Non-Contravention35
Section 6.4	Buyer Governmental Consents and Approvals35
Section 6.5	No Litigation35
Section 6.6	Brokers35
Section 6.7	Solvency35
Section 6.8	Affiliate Guarantee36
Section 6.9	Buyer’s Investigation36
ARTICLE VII	FURTHER AGREEMENTS37
Section 7.1	Access, Information and Documents37
Section 7.2	Conduct of Business38
Section 7.3	Efforts of the Parties40
Section 7.4	Certain Governmental Matters41
Section 7.5	Access Post-Closing43
Section 7.6	Non-competition; Non-solicitation43
Section 7.7	Further Assurances45
Section 7.8	Adjustments and True-Ups45
Section 7.9	Replacement of Credit Support Obligations46

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EXHIBIT 2.1

Section 7.10	No Use of Seller Retained Names47
Section 7.11	Accounts Receivable Securitization Facility48
Section 7.12	R&W Insurance Policy48
Section 7.13	Insurance Coverage48
Section 7.14	Confidentiality48
Section 7.15	Provision of Business Data; Cooperation49
ARTICLE VIII	CERTAIN EMPLOYEE MATTERS50
Section 8.1	Employees50
Section 8.2	Offers of Employment50
Section 8.3	Continuation of Compensation and Benefits50
Section 8.4	Severance Obligations51
Section 8.5	Allocation of Employment Liabilities51
Section 8.6	Service Credit52
Section 8.7	Accrued Paid Time Off52
Section 8.8	Bonuses; Retention53
Section 8.9	401(k) Plan53
Section 8.10	WARN Act54
Section 8.11	Union Contracts54
Section 8.12	Employee Records54
Section 8.13	No Third Party Beneficiaries54
ARTICLE IX	CERTAIN TAX MATTERS55
Section 9.1	Indemnification for Taxes55
Section 9.2	Cooperation on Tax Matters55
Section 9.3	Transfer Taxes56
Section 9.4	FIRPTA Affidavit56
Section 9.5	Allocation of Taxes in Straddle Periods56
Section 9.6	Tax Treatment of Indemnity Payments56
Section 9.7	Tax Returns56
Section 9.8	Tax Contests58
Section 9.9	Refunds and Post-Closing Actions58

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ARTICLE X	INDEMNIFICATION59
Section 10.1	Survival59
Section 10.2	Indemnification by Seller59
Section 10.3	Indemnification by Buyer60
Section 10.4	Scope of Seller’s Liability60
Section 10.5	Claims61
Section 10.6	Defense of Actions61
Section 10.7	Limitation, Exclusivity62
Section 10.8	Calculation of Damages62
Section 10.9	Apportionment of Damages63
ARTICLE XI	TERMINATION63
Section 11.1	Termination Events63
Section 11.2	Effect of Termination64
ARTICLE XII	MISCELLANEOUS65
Section 12.1	Notices65
Section 12.2	Amendment; Waiver66
Section 12.3	Assignment66
Section 12.4	Entire Agreement66
Section 12.5	Fulfillment of Obligations66
Section 12.6	Parties in Interest66
Section 12.7	Public Disclosure66
Section 12.8	Return of Information67
Section 12.9	Expenses67
Section 12.10	Schedules67
Section 12.11	Governing Law; Jurisdiction68
Section 12.12	Counterparts68
Section 12.13	Headings68
Section 12.14	Severability68
Section 12.15	Waiver of Jury Trial69
Section 12.16	Specific Performance69
Section 12.17	Legal Representation69

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Exhibits
Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of General Assignment Agreement
Exhibit C	Form of Assumption Agreement
Exhibit D Exhibit E	Form of Affiliate Guarantee Form of Special Warranty Deed
Exhibit F	Form of Supply Agreement

Annexes
Annex A-1	Transferred Assets
Annex A-2	Excluded Assets
Annex B-1	Assumed Liabilities
Annex B-2	Excluded Liabilities
Annex C	Closing Account Principles

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EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 25th day of July, 2020 by and between Ashland LLC, a limited liability company organized under the laws of Kentucky, having its principal place of business at 8145 Blazer Drive, Wilmington, Delaware 19808 (“Seller”); and AOC Materials LLC, a limited liability company organized under the laws of Delaware, having its principal place of business at 955 Highway 57 East, Collierville, Tennessee 38017 (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell, and Buyer desires to acquire, the Business;

WHEREAS, Seller directly owns the Transferred Assets; and

WHEREAS, the parties desire that Seller sells, assigns, transfers, conveys and delivers the Transferred Assets and the Assumed Liabilities to Buyer and Buyer purchases, acquires and accepts the Transferred Assets and acquires, assumes and agrees to pay, perform and discharge the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Payable” shall mean (a) all trade accounts payable and other payment obligations to suppliers of the Business, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered; (b) all other accounts and notes payable of the Business; and (c) any Liabilities related to any of the foregoing, in each case (x) to the extent related to the Business and (y) excluding intercompany accounts and notes payable to Seller or any of its Affiliates.

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of the Business, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; (b) all other accounts and notes receivable of the Business; and (c) any claims, remedies and other rights related to any of the foregoing, in each case (x) to the extent related to the Business and (y) excluding intercompany accounts and notes receivable from Seller or any of its Affiliates.

“Acquisition” shall mean the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person at any time during the period for which the determination of affiliation is being made.  The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any specified Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  Notwithstanding the foregoing, (a) in no event shall any party hereto be considered an Affiliate of any CVC Person or any other portfolio companies in which any of the CVC Persons are invested, and (b) in no event shall any of the CVC Persons or any other portfolio companies in which any of the CVC Persons are invested be considered an Affiliate of any of the parties hereto.

“Agreement” shall mean this Asset Purchase Agreement between the parties hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” shall mean the Assumption Agreement, the General Assignment Agreement, the Transition Services Agreement, the Supply Agreement, the Affiliate Guarantee, the Deed, and all other agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

“Business” shall mean Seller’s business of manufacturing, marketing, and selling maleic anhydride made at Seller’s manufacturing facilities in Neal, West Virginia.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, U.S.A., are authorized or obligated by Law or executive order to close.

“Business Products” shall mean all products that have been or are being designed, manufactured, promoted, distributed, marketed and/or sold by Seller exclusively in the conduct of the Business.

“Buyer Material Adverse Effect” shall mean any effect, circumstance, event, occurrence or change that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements or (b) prevents, materially impairs or delays the ability of Buyer to consummate the Acquisition.

“Buyer-Signed Tax Returns” shall mean all Tax Returns for Tax periods ending on or before the Closing Date that relate to the Transferred Assets, the Assumed Liabilities or the Business, in each case other than Seller-Signed Tax Returns and Transfer Tax Returns.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

“Closing” shall mean the closing of the Acquisition.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Confidential Information” shall mean, with respect to Buyer, all information (whether or not specifically identified as confidential) of Buyer or its Affiliates, in any form or medium, that relates to the business, products, services or research of Buyer, any of its Affiliates or any of their respective Representatives, including: (a) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs (including training practices and programs), salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Buyer or its Affiliates, their customers and their confidential information; (c) industry research compiled by, or on behalf of Buyer or its Affiliates, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Buyer or its Affiliates; (d) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (e) information related to any intellectual property of Buyer and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (i) is or becomes generally available to or known by the public other than as a result of a disclosure by Seller or its Representatives in breach of Section 7.14 of this Agreement; (ii) is lawfully acquired by Seller or any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is independently developed by Seller, any of its Affiliates or their respective Representatives after the Closing without use of or reference to the Confidential Information and without breaching this Agreement.  For purposes of Section 7.14 of this Agreement, all confidential information related to the Transferred Assets, the Assumed Liabilities or the Business shall be treated as Confidential Information of Buyer following the Closing and shall not be excluded from this definition by virtue of Seller’s independent development thereof prior to the Closing, provided that, without limiting Section 2.1, this sentence shall not be considered a sale, assignment, transfer, conveyance, or delivery of such confidential information to Buyer.

“Confidentiality Agreement” shall mean that certain letter agreement regarding the use of confidential information between Seller and AOC Aliancys, dated December 5, 2019.

“Consideration” shall mean the combined amount of the Purchase Price (as it may be adjusted pursuant to Sections 2.2, 2.3 and 9.6) and the Assumed Liabilities.

“Consent” shall mean any consent, approval or authorization (including any Governmental Authorization) of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean any written agreement, contract, lease, license, purchase order, sale order, obligation, undertaking or commitment; provided, that, with respect to Seller, “Contract” shall also include any oral agreement, contract, lease, license, purchase order, sale order, obligation, undertaking or commitment that is material to the Business.

“Credit Support Obligations” shall mean letters of credit, guarantees, surety bonds and other credit support instruments issued by Seller or any of its Affiliates or third parties on behalf of Seller with respect to the Business.

“CVC Person” shall mean CVC Advisers Company (Luxembourg) S.a r.l, CVC Capital Partners SICAV-FIS SA, each of their respective Affiliates and any funds or vehicles advised or managed by any of them from time to time; provided, that for purposes of this Agreement, “CVC Person” shall not include Affiliate Guarantor or any subsidiary of Affiliate Guarantor (including Buyer).

“Effective Time” shall mean 11:59 p.m. Eastern Time on the Closing Date.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not ERISA applies) and each equity-based, bonus, incentive compensation, deferred compensation, retention, change in control, severance compensation, salary continuation, sick leave, excess benefit, top hat, or fringe benefit, agreement, plan, Contract, program, fund or arrangement of any kind, for, or in respect of, any current or former employee, director or other service provider (or any dependents thereof) of Seller or of an ERISA Affiliate that sponsors, maintains or contributes to, or with respect to which Seller has, or would reasonably be expected to have, any Liability.

“Encumbrance” shall mean all mortgages, liens, charges, pledges, security interests, purchase rights, preemptive rights, rights of first refusal, easements, transfer restrictions or other similar encumbrances or restrictions of any nature.

“Environmental Law” shall mean Laws or Orders relating to pollution or protection of the environment or natural resources (including the generation, use, production, handling, storage, management, treatment, registration, transportation, disposal, distribution, labeling, testing, processing, reporting, presence, discharge, remediation, Release or threatened Release, control, or clean-up of, or exposure to, any Hazardous Material) or human health and safety.

“Environmental Liability” shall mean any Liability (including for costs of investigation, governmental oversight costs, remediation or monitoring, medical monitoring, natural resources or other damages, fines, economic benefit assessments, professional fees, personal injuries, or any obligation to take or cease any action) or other Losses relating to, arising under or resulting from (a) any Environmental Law or Governmental Authorization required by the Business thereunder, (b) the generation, use, storage, management, treatment, transportation, sale or disposal of any Hazardous Material or (c) the presence, Release or threatened Release of, or exposure to, any Hazardous Material.

“Environmental Notice” shall mean any complaint, citation, notice, demand, notice of violation, lien, suit, cause of action or claim arising from or regarding any actual or alleged Liability under or noncompliance with any Environmental Law or Governmental Authorization required thereunder, or any potential responsibility for inquiry, investigation, assessment, response, removal, remediation, corrective action or monitoring costs thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean Seller and any Person which is required to be aggregated with Seller under Section 414 of the Code or which is under common control of Seller within the meaning of Section 4001(b) of ERISA.

“Fraud” shall mean Delaware common law fraud by a party hereto in the making of a representation or warranty of such party contained in this Agreement; provided, that at the time such representation or warranty was made (i) such representation or warranty was false, (ii) such party had actual knowledge (and not imputed or constructive knowledge), of the falsity of such representation or warranty, (iii) such party had the specific intent to deceive the other party hereto, and (iv) such other party acted in reliance on such false representation or warranty and suffered or incurred financial injury or other Loss as a result of such reliance.

“Fundamental Representations” shall mean the representations and warranties set forth in (a) with respect to Seller, Section 5.1 (Organization), Section 5.2 (Authority; Binding Effect) and Section 5.20 (Brokers) and (b) with respect to Buyer, Section 6.1 (Organization), Section 6.2 (Authority; Binding Effect) and Section 6.6 (Brokers).

“GAAP” shall mean generally accepted accounting principles and practices in effect in the United States from time to time, as applied, on a consistent basis, by Seller with respect to the Business on the date of the Balance Sheet.

“Governmental Authority” shall mean any supranational, domestic or foreign, national, federal, state, provincial, local or municipal court, tribunal or arbitral body, administrative, legislative, executive or regulatory agency or other governmental authority (or any department, agency, branch or political or other subdivision thereof) or any other body exercising regulatory, taxing or other governmental authority.

“Governmental Authorizations” shall mean all licenses, permits, consents, certificates, variances, exemptions, facility registrations, chemical, product and Hazardous Material registrations, franchises, waivers and other authorizations and approvals required to carry on the Business under applicable Laws of any Governmental Authority.

“Hazardous Material” shall mean any material, substance or waste listed, classified, characterized, regulated or otherwise defined as “hazardous,” “toxic,” “radioactive,” “pollutant,” or “contaminant” (or words of similar import or meaning, including chemicals of interest subject to anti-terrorism security measures) pursuant to any Environmental Law, including, but not limited to, petroleum, waste oil or petroleum constituents or by-products, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”), per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person shall mean, without duplication and whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees and sale or liquidity participation amounts which would be payable in connection therewith, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person in respect of loans or advance, whether or not evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction (but only to the extent that there has been a demand made for reimbursement thereunder); (d) all obligations to pay the deferred purchase price of property or services or any other conditional sale or title retention agreements relating to property or services purchased by such Person; (e) all obligations for the payment of money relating to leases that are required to be classified as capitalized lease obligations with respect to which the Business is liable as lessee, as determined in accordance with ASC 840; and (f) guaranties of any such indebtedness of any other Person.

“Insurer” shall mean QBE Specialty Insurance Company, together with Euclid Transactional, LLC and AIG Specialty Insurance Company as excess insurers.

“Interest Rate” shall mean the United States Federal Funds Rate plus 2.00% (200 basis points).

“Inventory” shall mean (a) all inventory owned by Seller or its Affiliates to the extent used exclusively in the Business or to the extent held for sale exclusively to customers of the Business, including specialty and industrial chemicals, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process, including with respect to Business Products, and (b) any and all rights to the warranties received from suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set off with respect thereto.

“IP Rights” shall mean intellectual property rights worldwide, including all of the following:

(a)	patents and patent applications (including any divisions, continuations, continuations-in-part, provisional applications, reexamined versions or reissues thereof) (“Patents”);
(b)	trademarks, service marks, logos or tradenames, whether registered or unregistered, and all registrations, renewals and applications for registration thereof (“Trademarks”);
(c)

copyrights and those rights existing under the copyright Laws for those works subject to the copyright Laws and copyright registrations and applications for registration thereof, including all renewals and extensions thereof (“Copyrights”);

(d)

data or written information existing under trade secrets Laws, including concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, technical data formulas and other proprietary data (“Trade Secrets”);

(e)	computer software programs, including all source code, object code, and documentation related thereto; and
(f)	domain names, domain name registrations and web pages (“Domain Names”).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Buyer” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(a), after reasonable inquiry.

“Knowledge of Seller” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(b), after reasonable inquiry.

“Law” or “Laws” shall mean any constitution, statute, law, ordinance, treaty, rule, code, regulation, Order, common law or other binding directive enacted, issued, promulgated or enforced by any Governmental Authority, as amended and as of the date of this Agreement.

“Leased Real Property” shall mean all leased real properties as set forth on Schedule 1.1(c).

“Liabilities” shall mean any and all debts, liabilities, obligations, fines, judgments, penalties, awards, settlements, Taxes, damages, demands, commitments or adverse claims, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, disputed or undisputed, or determined or determinable and whether in contract, tort, strict liability or otherwise.

“LIFO Reserve” shall mean the reserve maintained by the Business on the Balance Sheet for “last-in, first-out” inventory.

“Losses” shall mean any and all losses, Liabilities, damages, demands, assessments, claims, deficiencies, costs and expenses incurred or suffered (and, if applicable, reasonable attorneys’ fees and other professional service fees associated therewith), but in no event will Losses include (i) punitive damages (other than to the extent such damages are payable to a third party) or (ii) special, exemplary or consequential damages to the extent any such damages are not reasonably foreseeable.

“Material Adverse Effect” shall mean any effect, circumstance, event, occurrence or change that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the assets, Liabilities, condition (financial or otherwise), or results of operations of the Business taken as a whole, or (y) has had, or would reasonably be expected to have, a material impairment, impact or delay on the ability of Seller to consummate the Acquisition; provided that no effect, circumstance, event, occurrence or change to the extent arising from, relating to or resulting from any of the following shall be deemed by itself (either alone or in combination) to constitute or be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect”: (a) the failure of the Business to meet projections or forecasts (for the avoidance of doubt, any underlying cause, facts or circumstances for any such failure shall not be excluded by this clause (a)) or (b)(i) the economy in general, or the securities, syndicated loan, credit or financial markets, (ii) the economic, business, financial or regulatory environment generally affecting the industries or any geographic markets in which the Business operates, (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (iv) changes or proposed changes in applicable Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the interpretation or enforcement thereof, (v) compliance with any changes in applicable Law, (vi) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, (vii) the taking of any action required by, or the failure to act to the extent such action is specifically prohibited by, this Agreement or any Ancillary Agreement, (viii) changes or effects that are the result of actions or omissions of Buyer or any of its Affiliates except for changes or effects resulting from (A) actions that Buyer or any of its Affiliates are specifically prohibited from taking by this Agreement or any Ancillary Agreement, or (B) any action resulting from Buyer’s or its Affiliates’ enforcement of its or their rights under this Agreement or any Ancillary Agreement, or actions or omissions of Seller or any of its Affiliates that are expressly consented to in advance and in writing by Buyer or any of its Affiliates, or (ix) any epidemic, pandemic or disease outbreak, including COVID-19; provided that the effects, circumstances, events, occurrences or changes described in clauses (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v), and (b)(ix) shall be excluded only to the extent they do not materially disproportionately impact the Business as compared to other companies engaged in the industries of the Business.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Working Capital” shall mean an amount equal to (a) the sum of Inventory, Accounts Receivable and Other Current Assets, minus (b) the Accounts Payable, in each case determined in accordance with the Closing Account Principles; provided that (x) Tax assets and Liabilities (including deferred Tax assets and Liabilities) shall not be taken into account in determining Net Working Capital, and (y) Net Working Capital shall not include any Excluded Assets, any Excluded Liabilities, the LIFO Reserve or the Profits in Inventory Reserve.

“Order” shall mean any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination, settlement, subpoena or award (in each case whether preliminary or final) entered by or with any court or other Governmental Authority.

“Other Current Assets” shall mean prepaid expenses and all claims for refunds and rights to set-off in respect thereof (other than prepaid expenses with respect to the Excluded Assets and other than Taxes and Tax refunds, credits and offsets), in each case to the extent related exclusively to the Business.

“Owned Real Property” shall mean those owned real properties as set forth on Schedule 1.1(d).

“Permitted Encumbrances” shall mean:

(a) such Encumbrances as are set forth on Schedule 1.1(e);

(b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances arising or incurred in the ordinary course of business;

(c) (i) Taxes and assessments which are a lien, but which are not yet billed, or are billed but are not yet due and payable, or (ii) any assessments not shown on the public record, standby fees and Taxes for the current year and subsequent years and subsequent assessments for prior years due to change in the land usage or ownership, or that the taxpayer is contesting in good faith through appropriate Proceedings;

(d) with respect to the Transferred Real Property:

(i) any and all of record exceptions, easements, covenants, restrictions, encroachments, public rights-of-way, agreements and/or reservations and other conditions affecting the Transferred Real Property, if any;

(ii) any state of facts and conditions that an accurate survey or physical inspection of the Transferred Real Property would disclose;
(iii) the standard stipulations and exclusions from coverage contained in the standard form of owner’s policy of title insurance;

(iv) any Laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Transferred Real Property adopted or imposed by any governmental agency to the extent the same are not violated by the current use or occupancy of such Transferred Real Property or the operation of the Business; and

(e) other imperfections of title or Encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement.

“Person” shall mean an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, other legal entity or organization or Governmental Authority.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, claim, hearing, investigation, litigation, proceeding, demand or suit (whether civil, commercial, administrative, criminal, investigative, whether formal or informal and whether public or private), at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Profits in Inventory Reserve” shall mean the reserve maintained by the Business on the Balance Sheet for profit-in-inventory attributed to intercompany sales.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, escaping, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, sediments, land surface or subsurface strata).

“Representatives” shall mean with respect any Person, such Person’s Affiliates and the agents, directors, officers, advisors (including financial, legal and accounting advisors), employees and representatives of such Person and its Affiliates.

“R&W Insurance Policy” shall mean that certain Buyer-Side Representations and Warranties Insurance Policy, to be bound at and as of the Closing and issued shortly thereafter by Insurer, which has been obtained by Buyer at its sole cost, insuring Buyer and any other Buyer Indemnitee for any and all Losses (subject to the terms, conditions, limitations and exclusions set forth therein): (a) resulting from any breach of, failure to be true or inaccuracy in, any representation or warranty made by Seller in this Agreement or (b) that any Buyer Indemnitee may be entitled to pursuant to Section 9.1(a), in form and substance reasonably satisfactory to Seller.

“Securitization Sale Agreement” shall mean the Amended and Restated Sale Agreement, dated as of March 20, 2018, by and between Ashland LLC, Ashland Specialty Ingredients G.P., CVG Capital III LLC and the other parties thereto, as amended.

“Seller-Signed Tax Returns” shall mean all Tax Returns (other than Transfer Tax Returns) for Tax periods ending on or before the Closing Date that (a) relate to the Transferred Assets, the Assumed Liabilities or the Business and (b) are permitted, under applicable Law, to be filed by Seller or any of its Affiliates without having received any powers of attorney from Buyer or any of its Affiliates.

“Seller’s 401(k) Plan” shall mean the Ashland LLC Employee Savings Plan.

“Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date.

“Straddle Period Tax Returns” shall mean all Tax Returns for Straddle Periods that relate to the Transferred Assets, the Assumed Liabilities or the Business, in each case other than Transfer Tax Returns.

“Supply Agreement” shall mean the supply agreement, substantially in the form of Exhibit F, to be dated as of the Closing Date between Buyer and Ashland Industries Europe GmbH, an entity organized and existing under the laws of Switzerland, having a place of business at Rheinweg 11 Schaffhausen, CH 8200, Switzerland, providing for Buyer to supply certain materials to Ashland Industries Europe GmbH.

“TAA” shall mean the Amended and Restated Transfer and Administration Agreement, dated as of March 20, 2018, by and among CVG Capital III LLC, Ashland LLC, Ashland Specialty Ingredients G.P., Fifth Third Bank and the other parties thereto, as amended.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, duties, fees, levies and similar assessments imposed by a Governmental Authority, including all interest,

penalties and additions imposed with respect to such amounts (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return and whether disputed or not), in each case other than fees, duties and other costs described in Section 2.1(f)(ii).

“Tax Attribute” shall mean any Tax attribute, including any loss, loss carry forward, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing.

“Tax Contest” shall mean an audit, review, examination or other administrative or judicial Proceeding, in each case by any Taxing Authority.

“Tax Covenant” shall mean any covenant or agreement explicitly relating to Taxes made in this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, any covenant or agreement set forth in Article IX).

“Tax Law” shall mean any Law relating to the imposition of any Tax.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, information return, estimate or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transfer Tax Returns” shall mean all Tax Returns that are required under applicable Law to be filed in connection with, and that relate exclusively to, Transfer Taxes.

“Transfer Taxes” shall mean all transfer, documentary, stamp duty, sales, use, registration, filing, conveyance, real property transfer gains, commodities and any similar Taxes, but excluding any Taxes measured by net income, incurred in connection with this Agreement, the Ancillary Agreements, and the Acquisition and the other transactions contemplated hereby and thereby.

“Transition Services Agreement” shall mean the transition services agreement, substantially in the form of Exhibit A, to be dated as of the Closing Date between Seller and Buyer providing for Seller and its Affiliates to supply certain functional and transitional support services to Buyer and its Affiliates.

“Treasury Regulations” shall mean the U.S. Treasury Regulations promulgated under the Code.

Section 1.2Index of Defined Terms.  As used in this Agreement, the following terms shall have the meanings assigned to them in the respective locations set forth below:

Term	Location
Accounting Firm	Section 2.3(c)
Accrued PTO Days	Section 8.7
Affiliate Guarantee	Section 6.8
Affiliate Guarantor	Section 6.8
Allocation	Section 2.4(a)(i)

Term	Location
Applicable Tax Contest	Section 9.8(a)
Assumed Liabilities	Annex B-1
Assumed Tax Liabilities	Annex B-1
Assumption Agreement	Section 2.1(c)
Balance Sheet	Section 5.5(a)
Bonus Payment Schedule	Section 8.8(b)
Business Data	Section 7.15
Business IP	Section 5.9(b)
Buyer	Preamble
Buyer Indemnitees	Section 10.2
Buyer’s 401(k) Plan	Section 8.9
Cap	Section 10.4(b)
Claim	Section 10.5
Closing Account Principles	Section 2.3(a)
Closing Date	Section 3.1
Closing Net Working Capital	Section 2.3(a)
Competitive Activity	Section 7.6(a)
Continuing Credit Support Obligations	Section 7.9(c)
COVID Actions	Section 7.2(a)
Current Unions	Section 8.11
Deed	Section 2.1(a)
Disclosure Letter	Section 1.3(c)
Employee	Section 8.1
Environmental Permits	Section 7.3(b)
Estimated Net Working Capital	Section 2.2(b)
Estimated Statement	Section 2.2(b)
Excluded Assets	Annex A-2
Excluded Liabilities	Annex B-2
Excluded Tax Liabilities	Annex B-2
Financial Statements	Section 5.5(a)
FIRPTA Affidavit	Section 9.4
General Assignment Agreement	Section 2.1(a)
Governmental Competition Authority	Section 7.4(a)
Inactive Employee	Section 8.2
Indemnified Party	Section 10.5
Indemnified Tax Party	Section 9.1(c)
Indemnifying Party	Section 10.5
Indemnifying Tax Party	Section 9.1(c)
Inside Date	Section 3.1
IT Assets	Section 5.9(i)
Marathon	Section 7.2(a)
Material Contracts	Section 5.8(a)
Material Customers	Section 5.21
Material Suppliers	Section 5.21
Net Working Capital Target	Section 2.2(c)(i)
Notice of Disagreement	Section 2.3(c)
OFAC	Section 5.19(b)
Operating Income	Section 7.6(e)
Outside Date	Section 11.1(d)
Permit Expiration Date	Section 7.3(b)

Term	Location
Personal Data	Section 5.9(j)
Pre-Closing Tax Indemnity	Section 9.1(a)
Price Adjustment Due Date	Section 2.3(g)
Price Adjustment Statement	Section 2.3(a)
Property Taxes	Section 9.5
Purchase Price	Section 2.2(a)
Refund Recipient	Section 9.9(a)
Retained Names	Section 7.10(a)
Sanctioned Countries	Section 5.19(c)
Sanctioned Person	Section 5.19(c)
Schedule Supplement	Section 12.10(b)
SDN	Section 5.19(c)
Securitization Facility	Section 7.11
Seller	Preamble
Seller Indemnitees	Section 10.3
SPB	Section 3.1
Tax Purchase Price	Section 2.4(a)(i)
Tax Return Filer	Section 9.7(e)(i)
Transferred Assets	Annex A-1
Transferred Contracts	Annex A-1
Transferred Employee	Section 8.2
Transferred IP	Annex A-1
Transferred IP Licenses	Annex A-1
Transferred Real Property	Annex A-1
Transferred Records	Annex A-1
Transferred Tangible Personal Property	Annex A-1
Union Contracts	Section 5.17(b)(i)
U.S. Trade Controls	Section 5.19(b)
WARN	Section 8.10
Workers’ Compensation Event	Section 8.5(b)

Section 1.3Interpretation and Construction.

(a)Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)As used in this Agreement, the words “consistent with past practice”, “ordinary course of business” or words of similar import shall refer to the Business as conducted taking into account any changes to the Business following the sale of Seller’s composites business.

(c)As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including”, and words of similar import, shall mean “including, but not limited to” and “including, without limitation”, (iii) the terms “dollars” and “U.S.$” shall mean United States Dollars, the lawful currency of the United States of America, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) the word “or” is not exclusive, (vi) the word “extent” in the phrase “to the extent”

shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (vii) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and (ix) references to a Person are also to its permitted successors and assigns.

(d)References to “Articles”, “Sections”, “Annexes” or “Exhibits” shall mean the Articles or Sections of, or the Annexes, or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified.  When a reference is made in this Agreement to a “Schedule”, such reference shall be to the Schedules to the Disclosure Letter delivered by Seller to Buyer on the date hereof (the “Disclosure Letter”).  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(e)Except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by written waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

(f)Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g)Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied on a consistent basis by Seller.  For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(h)If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party hereto, notwithstanding that it appears only in this Article I, effect shall be given to it as if it were a substantive provision of this Agreement.  Definitions set forth in the Preamble and the Recitals shall be given effect as substantive provisions of this Agreement.

(i)Where any term is defined within the context of any particular Section or clause in this Agreement (including the Recitals), the term so defined, unless it is clear from the Section or clause in question that the term so defined has limited application only to the relevant Section or clause, shall bear the meaning ascribed to it for all purposes in this Agreement, notwithstanding that that term has not been defined in this Article I.

(j)Where any payment falls due or any other obligation is to be performed on a day that is not a Business Day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding Business Day.

(k)Except as otherwise specifically provided in this Agreement, where any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

(l)The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1Transferred/Excluded Assets; Assumed/Excluded Liabilities.

(a)Transferred Assets.  Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase, acquire and accept, the Transferred Assets as defined in Annex A-1, free and clear of all Encumbrances other than Permitted Encumbrances.  Accordingly, Seller will execute and deliver at the Closing a general assignment and bill of sale in the form of Exhibit B (the “General Assignment Agreement”), a special warranty deed in the form of Exhibit E (the “Deed”), and such other instruments of conveyance, assignment and transfer as Buyer and Seller reasonably agree upon, in each case, to convey to Buyer all of Seller’s right, title and interest in and to the Transferred Assets.  Seller shall bear all risk of loss with respect to the Transferred Assets (whether or not covered by insurance) up to the time of the Closing, whereupon such risk of loss with respect to the Transferred Assets shall pass to Buyer.

(b)Excluded Assets.  Anything to the contrary herein notwithstanding, Buyer is not purchasing pursuant to this Agreement or any of the transactions contemplated hereby any right, title or interest in or to any Excluded Asset as defined in Annex A-2.

(c)Assumed Liabilities.  At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to satisfy and discharge when due the Liabilities of Seller and its Affiliates that are Assumed Liabilities as defined in Annex B-1.  Buyer shall promptly reimburse Seller for the performance by Seller or any of its Affiliates of any Assumed Liability the performance of which by, or on behalf of, Buyer or any of its Affiliates is not accepted by the obligee in the exercise of such obligee’s lawful rights.  After the Closing, Buyer shall pay or cause to be paid all Assumed Liabilities as and when such Liabilities become due and payable.  Buyer will execute and deliver to Seller at the Closing an assumption agreement in the form of Exhibit C (the “Assumption Agreement”) and such other agreements and instruments as Seller may reasonably request, whereby Buyer agrees to assume and undertakes to pay, perform and discharge, as and when due, the Assumed Liabilities.

(d)Excluded Liabilities.  Except as specifically provided in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge any Excluded Liability as defined in Annex B-2, all of which shall be paid by Seller when due.

(e)Transferred Assets Subject to Third Party Consent.  To the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to Buyer of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third party Consents to be effective and such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, assignment or transfer, or an attempted sale, conveyance, assignment or transfer thereof.  During the period commencing on the date hereof and continuing until two hundred seventy (270) days after the Closing, (i) each of Buyer and Seller shall provide or cause to be provided to the other party all commercially reasonable assistance as is reasonably requested in connection with securing such Consents, and (ii) if any Consents are not secured prior to the Closing, pending the earlier of obtaining such Consent or the expiration of such two hundred seventy (270) day period, Buyer and Seller shall use commercially reasonable efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by either Buyer or Seller under which Buyer shall obtain the benefits, rights and obligations of use of any such Transferred Asset held by Seller following the Closing; provided, however, that neither party shall be required to pay any consideration therefor, or to commence, defend or participate in any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party; provided further that Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any and all Losses arising out of or relating to any Transferred Asset held by Seller for the benefit of Buyer pursuant to any arrangement established pursuant to clause (ii) to the extent related to any period of such arrangement.  If such Consent is obtained, Seller shall assign, convey, transfer and deliver any such Transferred Asset to Buyer at no additional cost and for no additional consideration.  If such Consent is not obtained within two hundred seventy (270) days after the Closing, Seller will be deemed to have fulfilled its obligations under this Agreement and under no circumstances shall the Consideration be reduced or Seller or its Affiliates be subject to any Liability on account of the failure to obtain any such Consent.  Subject to Seller’s compliance with this Section 2.1(e), Buyer further agrees that no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition to Buyer’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (x) the failure to obtain any such Consent or as a result of any resulting default or termination or (y) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Consent or any resulting default or termination (it being understood that this sentence shall not be deemed to impair the rights of Buyer in respect of any breach of the representations and warranties set forth in Section 5.4).

(f)Buyer’s Recording and Similar Responsibilities.  Notwithstanding the foregoing provisions of this Section 2.1, it shall be Buyer’s responsibility (i) to prepare the applicable Copyright assignments, Patent assignments and Trademark assignments and to record such assignments following execution thereof by Seller at the Closing and (ii) to bear all fees, duties and other costs payable in connection with (A) the transfer of the Business IP and (B) the recording and registration of title to the Transferred Assets in the name of Buyer.

Section 2.2Purchase Price at Closing.

(a)At the Closing, Buyer shall pay, or caused to be paid on behalf of Buyer, as consideration hereunder to Seller an amount equal to U.S.$100,000,000 (the “Purchase Price”), which amount shall be adjusted pursuant to Section 2.2(c).  The Purchase Price shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Seller to Buyer not less than two (2) Business Days prior to the Closing or such later time as may be agreed by Seller and Buyer.  Following the Closing, the Purchase Price shall be subject to further adjustment as provided for in Section 2.3.

(b)On or prior to the third (3rd) Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Statement”) setting forth a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), as well as appropriate information and documentation supporting such Estimated Net Working Capital.  The Estimated Statement shall be unaudited and prepared consistent with the Closing Account Principles.  Upon delivery of the Estimated Statement, (i) Seller shall provide Buyer with reasonable access to the books, records and other materials of Seller related to the Business to the extent used in the preparation of the Estimated Statement, the personnel of Seller who prepared the Estimated Statement and the work papers prepared by or for Seller or any of its Representatives to the extent used in connection with the preparation of the Estimated Statement, (ii) Buyer and Seller shall work in good faith to resolve any objections or comments that Buyer may have with respect to the matters set forth therein and (iii) Buyer and Seller shall make any adjustments to such matters to the extent mutually agreed; provided, that the Closing shall not be contingent on, or delayed by, agreement over the Estimated Statement or calculations thereof and in the event that the parties hereto are not able to resolve any objections or comments with respect to the matters set forth in the Estimated Statement, then the parties shall proceed to Closing based on the Estimated Statement prepared by Seller, adjusted to reflect any items where the parties resolved a disagreement.

(c)The Purchase Price specified in Section 2.2(a) to be paid at the Closing shall be (i) increased, if the Estimated Net Working Capital exceeds U.S.$6,000,000 (the “Net Working Capital Target”), on a dollar-for-dollar basis by the amount of such excess or (ii) decreased, if the Estimated Net Working Capital is less than the Net Working Capital Target, on a dollar-for-dollar basis by the amount of such deficit.

Section 2.3Purchase Price Adjustment following Closing for Net Working Capital.

(a)Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (in its draft form, the “Price Adjustment Statement”) setting forth the Net Working Capital transferred to Buyer as of the Effective Time (the “Closing Net Working Capital”), which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated.  The Price Adjustment Statement shall be unaudited and prepared in accordance with Seller’s accounting principles set forth on Annex C (the “Closing Account Principles”).  To the extent that the Closing Net Working Capital is greater than or less than the Estimated Net Working Capital, the Purchase Price shall be adjusted as described in Section 2.3(f) below.  The Price Adjustment Statement shall be in the form of Schedule 2.3(a), which sets forth an example of the calculation of Net Working Capital as of September 30, 2019.

(b)In connection with the preparation and review of the Price Adjustment Statement, (i) Buyer shall (A) assist, and shall cause its Affiliates to assist, Seller and its Representatives in Seller’s preparation of the Price Adjustment Statement and (B) afford to Seller and its Representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business in the possession of Buyer or any of its Affiliates to the extent relevant to the preparation of the Price Adjustment Statement (including any taking and preparing of physical counts of Inventory); and (ii) Seller shall, and shall cause its Affiliates to afford to Buyer and its Representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business in the possession of Seller or any of its Affiliates to the extent relevant to the review of the Price Adjustment Statement.

(c)The Price Adjustment Statement shall become final and binding upon the parties on the sixtieth (60th) day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (the “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify (i) in reasonable detail, the nature and amount of any disagreement so asserted; (ii) disagreements with respect to (and only with respect to) (A) whether the calculation of Closing Net Working Capital was prepared in accordance with this Section 2.3, specifically, whether the Closing Account Principles were used, and (B) whether there were mathematical errors in the Price Adjustment Statement; and (iii) the amount that Buyer reasonably believes is the correct Closing Net Working Capital based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Price Adjustment Statement in calculating such amount.  If a timely Notice of Disagreement is received by Seller, then the Price Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final, conclusive and binding upon the parties for all purposes and in all respects on the earlier of (x) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement in a written and executed resolution (in accordance with Section 2.3(d)) or (y) the date an independent “Big 4” accounting firm that is mutually agreed upon by Seller and Buyer (such firm, the “Accounting Firm”) delivers its determination with respect to the Price Adjustment Statement to the parties (in accordance with the procedure set forth in Section 2.3(d)).

(d)During the thirty (30) day period immediately following the delivery of the Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement.  At the end of such thirty (30) day period, Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters that were included in the Notice of Disagreement and remain in dispute, and the Accounting Firm shall make a final determination of the values set forth on the Price Adjustment Statement (and shall use such determination to prepare the final Price Adjustment Statement), which determination shall be binding on the parties; provided, however, the scope of such determination by the Accounting Firm shall be limited solely to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement (including any sub-matters subordinate to a larger included matter), (ii) whether such calculation was prepared in accordance with this Section 2.3 (including related definitions of defined terms used herein), specifically, whether the Closing Account Principles were used, and (iii) whether there were mathematical errors in the Price Adjustment Statement, and the Accounting Firm is not authorized or permitted to make any other determination.  Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 5.5 or any other representation or warranty in this Agreement or as to compliance by Seller or any of its Affiliates with any of the covenants in this Agreement (other than this Section 2.3).  The determinations of the Accounting Firm shall be final and binding, absent fraud, bad faith or manifest error.  Judgment may be entered upon the determination of the Accounting

Firm in the Delaware Court of Chancery or any other court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Accounting Firm pursuant to this Section 2.3 shall be borne one-half each by Buyer and Seller.

(e)A party claiming that any other party has failed to comply with its obligations under Section 2.3(b) to provide access to information may initiate the appointment of the Accounting Firm by making a written request directly to the mutually agreed upon Accounting Firm.  If any party initiates the appointment of the Accounting Firm under this Section 2.3(e), the Accounting Firm shall have the authority: (i) to determine if a party has complied with its obligations to provide access to the information required pursuant to Section 2.3(b) and to order that a party comply with any such obligations; (ii) to extend any deadlines set forth in this Section 2.3, including the immediate, temporary suspension of such deadlines during the time period necessary to resolve the disputed issue; and (iii) to allow a party the right to amend the Price Adjustment Statement or Notice of Disagreement where it finds that such party had been actually and materially prejudiced by the failure to have been provided access to such information.

(f)If the final Price Adjustment Statement discloses that Closing Net Working Capital exceeds the Estimated Net Working Capital, then the amount of such excess shall be added on a dollar-for-dollar basis to the Purchase Price.  If the final Price Adjustment Statement discloses that the Closing Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such deficit.  If the final Price Adjustment Statement discloses that the Closing Net Working Capital is equal to the Estimated Net Working Capital, then there shall be no adjustment under this Section 2.3(f) to the Purchase Price.

(g)No payment pursuant to this Section 2.3 need be made by either party until the date that is fifteen (15) Business Days after the determination of the final Price Adjustment Statement (the “Price Adjustment Due Date”); provided that on or before the Price Adjustment Due Date, Buyer or Seller (or one or more of its Affiliates as may be designated by such party) shall pay or cause to be paid to the other party (or one or more of its Affiliates as may be designated by such party), in immediately available funds by wire transfer to one or more bank accounts designated in writing at least two (2) Business Days prior to the Price Adjustment Due Date by the party receiving payment, cash in dollars in an amount equal to the aggregate Purchase Price adjustment under Section 2.3(f), if any, together with interest on such amount from the Closing Date to the date of such payment, at a rate equal to the Interest Rate on the Closing Date.

Section 2.4Allocation of Consideration.

(a)(i)Seller and Buyer shall allocate the aggregate value of all amounts treated as the purchase price hereunder for applicable income tax purposes (the “Tax Purchase Price”) among the Transferred Assets and the covenant contained in Section 7.8(a) in accordance with this Section 2.4 (the “Allocation”) for Tax and financial accounting purposes, subject to Section 2.4(c).

(ii)No later than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation that (A) allocates the Tax Purchase Price among the Transferred Assets and the covenant contained in Section 7.8(a), on an asset-class-by-asset-

class basis, and (B) is in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar, applicable provisions of state, local or foreign Law.

(iii)No later than the thirtieth (30th) Business Day following Seller’s receipt of a proposed allocation pursuant to Section 2.4(a)(ii), Seller shall deliver to Buyer, in writing, any good faith objections to such proposed allocation.  If Seller does not deliver to Buyer any such objections pursuant to this Section 2.4(a)(iii), the allocation proposed by Buyer pursuant to Section 2.4(a)(ii) shall become the Allocation.  If Seller delivers to Buyer any such objections pursuant to this Section 2.4(a)(iii):

(A)Buyer and Seller shall negotiate with one another in good faith to agree, within thirty (30) Business Days, upon an allocation that is in accordance with Section 2.4(a)(ii), and any such allocation agreed upon by the parties in writing shall become the Allocation; and

(B)if Buyer and Seller are unable to agree upon an allocation pursuant to clause (A) above, then (1) the parties hereto shall prepare a written schedule of the portions of a proposed allocation of the Tax Purchase Price that they have agreed upon to date, if any, which schedule shall be final and binding on the parties and (2) subject to Section 2.4(c), and to the extent not inconsistent with the schedule described in clause (1), if applicable, each party hereto shall be entitled to use its own allocation of the Tax Purchase Price as such party deems appropriate.

(b)The parties (i) shall mutually amend the Allocation (and the schedule described in Section 2.4(a)(iii)(B)(1), if applicable) to reflect (A) any payments made pursuant to Section 2.3 and (B) the Net Working Capital set forth in the Price Adjustment Statement finalized pursuant to Section 2.3 and (ii) may amend the Allocation (and the schedule described in Section 2.4(a)(iii)(B)(1), if applicable) to reflect any adjustments to the Purchase Price under this Agreement for Tax purposes not described in clause (i) in a manner reasonably consistent with the circumstances giving rise to such payments or adjustments (as applicable).

(c)Except as required by applicable Law, (i) Seller and Buyer shall, and shall cause each of their respective Affiliates to, (A) act in accordance with the Allocation (and the schedule described in Section 2.4(a)(iii)(B)(1), if applicable) for all Tax purposes, including with respect to any forms or reports (including IRS Form 8594) filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any similar, applicable provisions of state, local or foreign Law, (B) cooperate in the preparation of any such forms or reports and (C) timely file such forms or reports in the manner required by applicable Law and (ii) Seller and Buyer shall not, and shall cause each of their respective Affiliates not to, take any position that is inconsistent with either the Allocation or the schedule described in Section 2.4(a)(iii)(B)(1), if applicable, in any communication (whether written or unwritten) with any Governmental Authority; provided, however, that this Section 2.4(c) shall not require Seller or Buyer or any of their Affiliates to litigate before any court, or prevent any of them from settling in good faith, any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation or the schedule described in Section 2.4(a)(iii)(B)(1), if applicable.

Section 2.5Withholding.  Buyer and its Affiliates shall be entitled to deduct and withhold any Taxes from any amounts payable pursuant to this Agreement or the Ancillary Agreements any Taxes required to be withheld and deducted under applicable Law, provided that prior to deduction or withholding of any such amount (excluding for this purpose any payments of a compensatory nature made in connection with the performance of services), Buyer and its Affiliates shall use commercially reasonable efforts to provide at least five (5) Business Days’ advance written notice to Seller and shall use commercially reasonable efforts to cooperate with any reasonable request by Seller to reduce or eliminate the obligation to withhold.  To the extent that amounts are so deducted or withheld and duly and timely deposited with the appropriate Governmental Authority by Buyer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE III
CLOSING

Section 3.1Closing.  The Closing shall take place at the offices of Squire Patton Boggs (US) LLP (“SPB”), at 1211 Avenue of Americas, 26th Floor, New York, New York 10036, at 10:00 a.m., Eastern Time, on the first date that is both (a) at least three (3) Business Days following the satisfaction (or, to the extent permitted, written waiver by the parties entitled to the benefits thereof) of all the conditions set forth in Article IV and (b) the earlier of (x) the last Business Day of the month and (y) two (2) Business Days before the Outside Date, or at such other times and places as the parties hereto may mutually agree; provided, that unless the parties hereto mutually agree in writing, the Closing shall not occur earlier than the date that is sixty (60) days from the date of this Agreement (the “Inside Date”); provided, further that the Inside Date may be extended by Buyer, in its sole discretion, for up to four (4) periods of ten (10) Business Days each in the event that Buyer is unable to reasonably operate the Business in substantially the same manner as currently conducted as a result of any reason related solely to Buyer’s ERP and ancillary systems implementation, except to the extent such ancillary systems are expected to be covered pursuant to the Transition Services Agreement.  The date on which the Closing occurs is the Closing Date (the “Closing Date”).  All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.  The Closing shall be deemed to be effective as of the Effective Time.

Section 3.2Closing; Deliveries.

(a)At the Closing, Seller shall deliver (unless delivered previously) to Buyer:

(i)the duly executed Transition Services Agreement;

(ii)the duly executed General Assignment Agreement as contemplated by Section 2.1(a);

(iii)the duly executed Assumption Agreement as contemplated by Section 2.1(c);

(iv)the duly executed Supply Agreement;

(v)the FIRPTA Affidavit referred to in Section 9.4;

(vi)the duly executed Deed; and

(vii)the officer’s certificate referred to in Section 4.2(c).

(b)At the Closing, Buyer shall deliver (unless delivered previously) to Seller:

(i)the Purchase Price by wire transfer in dollars in immediately available funds in accordance with the written instructions provided by Seller pursuant to Section 2.2(a);

(ii)the duly executed Transition Services Agreement;

(iii)the duly executed General Assignment Agreement as contemplated by Section 2.1(a);

(iv)the duly executed Assumption Agreement as contemplated by Section 2.1(c);

(v)the duly executed Supply Agreement;

(vi)the duly executed Affiliate Guarantee as contemplated by Section 6.8;

(vii)the duly executed R&W Insurance Policy; and

(viii)the officer’s certificate referred to in Section 4.3(c).

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1Conditions to the Obligations of Buyer and Seller.  All of the respective obligations of Buyer and Seller hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by either party in writing with respect to fulfillment of conditions to its own obligations):

(a)no Law, temporary restraining Order, preliminary or permanent injunction or Order issued by any Governmental Authority shall be in effect preventing, enjoining, restraining or prohibiting the consummation of the Acquisition; and

(b)the waiting period required under the HSR Act, including any extensions thereof, shall have expired.

Section 4.2Conditions to the Obligations of Buyer.  All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a)(i) each of the Fundamental Representations of Seller shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as if then made (other than representations and warranties made as of a specified date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of the date specified) and (ii) all other representations and warranties of Seller (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifications contained in such representations and warranties) contained herein shall be true and correct in all respects as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all respects as of the date specified), except where the failure to be so true and correct in all respects has not had a Material Adverse Effect;

(b)Seller shall have performed and complied in all material respects with all of the covenants, obligations, terms, provisions and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by Seller at or before the Closing;

(c)Seller shall have delivered to Buyer a certificate dated as of the Closing Date and executed by an authorized officer of Seller to the effect that each of the conditions specified in Sections 4.2(a), (b) and (d) is satisfied in all respects;

(d)since the date of this Agreement, there has been no event, change, development, circumstance or occurrence that would have a Material Adverse Effect; and

(e)the actions set forth in Section 3.2(a) shall have been completed.

Section 4.3Conditions to the Obligations of Seller.  All of the obligations of Seller hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)(i) each of the Fundamental Representations of Buyer shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as if then made (other than representations and warranties made as of a specified date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of the date specified) and (ii) all other representations and warranties of Seller (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifications contained in such representations and warranties) contained herein shall be true and correct in all respects as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all respects as of the date specified), except where the failure to be so true and correct in all respects has not had a Buyer Material Adverse Effect;

(b)Buyer shall have performed and complied in all material respects with all the covenants, obligations, terms, provisions and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by Buyer at or before the Closing;

(c)Buyer shall have delivered to Seller a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 4.3(a) and (b) is satisfied in all respects;

(d)Seller shall have received the Purchase Price in accordance with Section 2.2; and

(e)the actions set forth in Section 3.2(b) shall have been completed.

Section 4.4Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter (it being understood that (i) any information set forth in one section or subsection of the Disclosure Letter shall be deemed to apply to and to qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent it is reasonably apparent on its face that such information is relevant to such other Section or subsection and (ii) representations and warranties made as of a specified date shall be made only as of the date specified), Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date hereof and as of the Closing Date:

Section 5.1Organization.  Seller is duly formed, validly existing and in good standing under the Laws of Kentucky and has full power and authority to own its properties (including the Transferred Assets) and carry on its business (including the Business) in the places where such properties are now owned or such businesses are now being conducted, except where the absence of such power and authority would not have a Material Adverse Effect.

Section 5.2Authority; Binding Effect.

(a)Seller has full power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder (as the case may be) and to consummate the Acquisition.  This Agreement has been, and the Ancillary Agreements to which Seller is to be a party will be by Closing, duly and validly authorized and approved by Seller and no other action on the part of Seller is necessary to authorize or approve this Agreement, any Ancillary Agreement to which Seller is to be a party, or the Acquisition.

(b)Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Buyer to which Buyer is to be a party, each Ancillary

Agreement to be executed by Seller, when delivered hereunder, will constitute a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

Section 5.3Non-Contravention.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the Acquisition do not and will not (a) conflict with, violate or result in a breach of any provision of the organizational documents of Seller, (b) conflict with, violate or result in the breach of, or constitute a default under, the terms, conditions or provisions of, or result in the termination, cancellation, modification, suspension, amendment, or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or loss of any benefit under, or to increased, additional or guaranteed rights or entitlements of any Person under, or require any Consent from or notice to any Person pursuant to any Contract to which Seller is party or by which Seller or any of the Transferred Assets may be bound or result in the creation or the imposition of any Encumbrance upon, or the loss, forfeiture, or other impairment or requirement for the payment of additional royalties or other consideration as a condition for continued use of, any of the Transferred Assets, or result in the cancellation, modification, revocation or suspension of any material Governmental Authorization in respect of the Transferred Assets, or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law of any Governmental Authority applicable to Seller, the Business, or any of the Transferred Assets or any Order against Seller or the Transferred Assets, except, with respect to clauses (b) and (c), for any violation, conflict, breach, default, termination, cancellation, acceleration, modification, revocation or suspension as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4Seller Governmental Consents and Approvals.  The execution and delivery of this Agreement and the Ancillary Agreements to which Seller will be a party, and the performance of its obligations hereunder and thereunder, do not and will not require any filing with, or clearance, consent, authorization or approval of, any Governmental Authority, except for those filings, clearances, consents or approvals pursuant to the HSR Act or other Competition Law or the failure of which to effect or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5Financial Information; Undisclosed Liabilities.

(a)Schedule 5.5(a) sets forth a true and correct copy of the audited balance sheets of the Business as of September 30, 2019 (the “Balance Sheet”) and the audited income statements and cash flows statements of the Business for the twelve (12)-month period ended September 30, 2019 (collectively, the “Financial Statements”).  The Financial Statements present fairly, in all material respects, (i) the net inventory, net property, plant and equipment of the Business as of the respective dates indicated therein, (ii) the related direct net revenues and total net expenses of the Business for the periods set forth therein and (iii) financial position and results of operations of the Business as of the dates of, and the periods referred to in, such Financial Statements in conformity with GAAP applied on a consistent basis through the periods covered thereby.  From September 30, 2019 to the date of this Agreement, there has not been any material change in the accounting methods used by Seller with respect to the Business.  The Financial Statements have been prepared from the books and records of Seller.

(b)There is no Liability of the Business, except (i) as disclosed, set forth or reserved against on the face of the Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet (none of which is a Liability for breach of Contract, tort, infringement or violation of Law and none of which is material individually or in the aggregate), (iii) for Excluded Liabilities, (iv) for Liabilities incurred in entering into this Agreement and/or performing obligations pursuant to the terms hereof and (v) for Liabilities that, individually or in the aggregate, have not been, and would not reasonably be expected to be material to the Business.

Section 5.6Absence of Material Adverse Effect.  From September 30, 2019 to the date of this Agreement, (a) there has, with respect to the Business, been no event, change, development, circumstance or occurrence that would have a Material Adverse Effect and (b) Seller has conducted the Business in all material respects consistent with past practice (other than any COVID Actions taken by Seller).

Section 5.7Real Property.  Seller has good and marketable fee simple title to the Owned Real Property and legal, valid, binding and enforceable leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.  With respect to the Owned Real Property, (a) Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (b) other than the right of Buyer pursuant to this Agreement or such rights as will be waived and released as of the Closing Date, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (c) Seller is not a party to any agreement or option to purchase any real property or interest therein relating to the Business.  With respect to the Leased Real Property, Seller is not in breach or default under any lease relating to such Leased Real Property and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

Section 5.8Material Contracts.

(a)Except for the Contracts set forth on Schedule 5.8(a) (all Contracts required to be so listed, the “Material Contracts”), Contracts entered into after the date hereof and Contracts constituting Excluded Assets or Excluded Liabilities, Seller is not a party to and neither Seller nor any Transferred Assets or the Business are bound by any Contract used in the operation or conduct of the Business or otherwise with respect to the Transferred Assets or the Business:

(i)for the purchase of Inventory or other Transferred Tangible Personal Property, the performance of which is reasonably expected to involve annual payments on the part of Seller in excess of U.S.$1,000,000 and is not terminable by Seller on ninety (90) days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(ii)for the sale of Inventory or other Transferred Tangible Personal Property or for the furnishing of services, the performance of which is reasonably expected to involve annual receipts to Seller in excess of U.S.$1,000,000 and is not terminable by Seller on ninety (90) days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(iii)concerning a joint venture, partnership or similar Contract (however named);

(iv)constituting Transferred IP Licenses;

(v)under which the Business has (A) created, incurred, assumed or guaranteed any Indebtedness, (B) granted an Encumbrance (other than a Permitted Encumbrance) on any material Transferred Asset, other than an Encumbrance that will be released as of the Closing, or (C) provided for the sale of any material Transferred Asset or granted any preferential rights to purchase any material Transferred Asset, in each case outside of the ordinary course of business;

(vi)that limits or purports to limit the ability of Seller (insofar as it relates to the Transferred Assets) or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing;

(vii)that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(viii)that is (A) a material Contract with a sole source supplier of goods or services to the Business or (B) a material Contract that requires Seller or the Business to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(ix)that is (A) a settlement or similar contract with any Governmental Authority or (B) an order or consent of any Governmental Authority to which Seller or any of its Affiliates is subject, in each case, involving material performance by Seller or such Affiliate after the date of this Agreement; or

(x)that contains a “most favored nation” provision or similar arrangement for pricing, discounts or benefits that change based on the pricing, discounts or benefits offered by Seller or the Business to other Persons.

(b)(i) Each Material Contract is valid and binding on Seller thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, and (ii) Seller is not in material breach of, or material default under, any Material Contract to the extent that it is a party thereto and, to the Knowledge of Seller, no other party thereto is in material breach of, or material default under, any Material Contract.  None of the counterparties to a Material Contract have canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate, such Material Contract.  Seller has made available to Buyer true and correct copies of each Material Contract.

Section 5.9Intellectual Property Rights.

(a)Schedule 5.9(a) sets forth a list of all (i) registered Copyrights and pending Copyright registration applications, (ii) issued Patents and pending Patent applications, (iii) registered Trademarks and pending Trademark registration applications and (iv) Domain Name registrations, in each case owned by or licensed to Seller or any of its Affiliates and used exclusively in the Business.

(b)Seller has the valid and enforceable right to use all IP Rights used by the Business under the Transferred IP Licenses, and exclusively owns, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Transferred IP (collectively, the “Business IP”).

(c)Neither the operation of the Business nor the use or sale of any of the products or services of the Business, as currently conducted, infringes, misappropriates, dilutes or otherwise violates, and during the period from September 30, 2017 to the date hereof has not infringed, misappropriated, diluted or otherwise violated, any of the IP Rights of any Person, and there is no pending or threatened claim against Seller or any of its Affiliates alleging any such infringement, misappropriation, dilution or other violation.

(d)No Person is infringing, misappropriating, diluting or otherwise violating, and during the period from September 30, 2017 to the date hereof, no Person has infringed, misappropriated, diluted or otherwise violated, the Transferred IP, and there is no pending or threatened claim by Seller or any of its Affiliates against any Person alleging any such infringement, misappropriation, dilution or other violation.

(e)For the period from September 30, 2017 to the date hereof, no Person has asserted any claim or threatened claim against Seller or any of its Affiliates with respect to the ownership, validity, or enforceability of the Transferred IP, nor has Seller received any such claim in writing.

(f)Except for “shrink-wrap” and “click-wrap” licenses and other licenses to generally available commercial software that are not in written, executed form, in each case with one-time or annual payments of less than U.S.$5,000, Schedule 5.9(f) sets forth a list of all Transferred IP Licenses.

(g)The Transferred IP and the Transferred IP Licenses contain all of the IP Rights used in the conduct of the Business as conducted on the date of this Agreement (other than (i) items set forth in subsections (g) and (l) of Annex A-2, (ii) IP Rights that are contemplated to be provided to the Business by any Ancillary Agreement, and  (iii) general and administrative support and corporate-level services and related computer software programs currently provided to the Business by Seller and its Affiliates).

(h)For the period from September 30, 2017 to the date hereof, Seller and its Affiliates have taken commercially reasonable measures to protect and preserve the confidentiality of the material confidential information and material Trade Secrets included in the Transferred IP or held by Seller and used in the operation of the Business. For the period from September 30,

2017 to the date hereof, to the Knowledge of Seller, there has been no unauthorized access to or use or disclosure of any such material confidential information or material Trade Secrets.

(i)For the period from September 30, 2017 to the date hereof, the computers, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology hardware included in the Transferred Assets or otherwise used to operate the Business (“IT Assets”)  have not suffered a malfunction or failure that had a material impact on the operation of the Business.  Except as set forth in Schedule 5.9(i), Seller and its Affiliates currently have, and for the period from September 30, 2017 to the date hereof have had, in place commercially reasonable measures to protect the confidentiality, integrity and security of such IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification or corruption, and commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

(j)To the Knowledge of Seller, in the period from September 30, 2017 to the date hereof, there has been no loss, unauthorized access, or other misuse of any personal data of any Transferred Employee, or (to the extent the loss, unauthorized access or other misuse is specific to the Business) any customers of the Business held by or on behalf Seller (“Personal Data”) that would trigger a notification or reporting requirement under any applicable data protection, privacy and data security Laws. Seller and its Affiliates and any Persons processing Personal Data on their behalf are in material compliance with such Laws and Seller’s published policies applicable to the collection, use, storage, disclosure or processing of Personal Data. Neither Seller nor any of its Affiliates have been the subject of any complaints, proceedings or investigations regarding their collection, use, processing or transfer of Personal Data in the conduct of the Business during the period from September 30, 2017 to the date hereof (or earlier, if not resolved).

Section 5.10Title to Transferred Assets.  Except for Contracts listed in Schedule 5.10 and subject to Permitted Encumbrances, Seller has good and valid title to or, in the case of leased Transferred Tangible Personal Property, valid leasehold interests in, all of the assets of the Business reflected on the Balance Sheet, in each case, other than with respect to (a) real property and leases thereof, which are the subject of Section 5.7, (b) IP Rights, which are the subject of Section 5.9, (c) Excluded Assets and (d) assets disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  No other Person has any ownership interest in any of the Transferred Assets (except for the lessor or licensor under leased or licensed items).  Upon consummation of the Acquisition, Seller will not own, nor have any other interest of any nature in, any of the Transferred Assets and Buyer will have good and valid title to, and the right to use, the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.11Sufficiency of Assets.  The Transferred Assets constitute all the material assets and properties that are used in or reasonably necessary to conduct the Business, including the use, operation and maintenance of the manufacturing plant of the Business, as currently conducted by Seller as of the date of this Agreement and as of immediately prior to the Closing (other than (a) the Excluded Assets, (b) assets, services and other obligations of the parties that are contemplated by any Ancillary Agreement, (c) general and administrative support and corporate-level services and related computer software programs currently provided to the Business by Seller and its Affiliates), and (d) assets constituting IP Rights, which are addressed in Section 5.9; provided (i) all consents, waivers, approvals, licenses, permits, authorizations, registrations, declarations, filings or notifications required to be made or obtained in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Acquisition are so made or obtained and (ii) Buyer owns or forms legal entities in any necessary jurisdictions and that such legal entities obtain such necessary corporate qualifications to do business in such jurisdictions.

Section 5.12Compliance with Laws.  Seller, to the extent applicable to its ownership of the Transferred Assets or its operation or conduct of the Business, is, and since September 30, 2017 has been, in compliance, in all material respects, with all Laws and other requirements of any Governmental Authority.  Since September 30, 2017, Seller has not (i) received any written or, to the Knowledge of Seller, oral notification from any Governmental Authority asserting that Seller or any of its Affiliates is not in compliance with any Law with respect to the Business or the Transferred Assets or (ii) to the Knowledge of Seller, been subject of an investigation, audit or review by a Governmental Authority, except, in each case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business.

Section 5.13Environmental Matters.

(a)Seller, to the extent applicable to its ownership of the Transferred Assets or its operation or conduct of the Business, is, and for the previous three (3) years has been, in compliance with all Environmental Laws and possesses, maintains in full force and effect and is in compliance with all necessary Governmental Authorizations issued thereunder, except to the extent that the failure to comply therewith would not have a Material Adverse Effect.

(b)As of the date hereof, (i) Seller has not received any Environmental Notice arising from or relating to the operation or conduct of the Business, or to the ownership or operation of any Transferred Asset, the substance of which Environmental Notice has not been resolved; and (ii) no Order or Proceeding has been issued or is pending against, or, to the Knowledge of Seller, is threatened against, Seller alleging a violation of or a Liability arising under any applicable Environmental Law or Governmental Authorization (in each such case, solely to the extent related to the ownership or operation of any Transferred Assets or the operation or conduct of the Business), except in either case described in (i) or (ii) above as would not have a Material Adverse Effect.

(c)No Hazardous Materials have been Released or have otherwise come to be located at, or under the Owned Real Property or Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires investigation, removal, remediation or other response action under applicable Environmental Laws or could be expected to result in the incurrence of a material Environmental Liability by Seller.

(d)Seller has provided or otherwise made available to Buyer all material environmental audits, reports and assessments concerning the Business and the Owned Real Property and Leased Real Property that are in the possession, custody or control of Seller.

(e)None of the Owned Real Property or Leased Real Property currently contains any: (i) underground storage tanks, as defined under Environmental Laws, or any landfills, surface impoundments or dumps; (ii) PCBs or PCB-containing equipment; or (iii) asbestos or asbestos-containing materials, except, asbestos-containing materials, that are managed or maintained in compliance with Environmental Laws and would not reasonably be expected to result in any Environmental Claims against Seller.

Section 5.14No Litigation or Orders.  There is, and since September 30, 2017 has been, (a) no Proceeding pending against or, to the Knowledge of Seller, threatened against Seller or its Affiliates in connection with the Business and (b) no outstanding Order against Seller or its Affiliates in connection with the Business, in each case, that has been material to the Business or that would reasonably be expected to result in a material liability to the Business or would otherwise materially impair the operation of the Business.

Section 5.15Governmental Authorizations.  Schedule 5.15 sets forth, as of the date hereof, a list of all material Governmental Authorizations constituting a Transferred Asset (assuming, for purposes of this Section 5.15 only, that all consents necessary for the transfer of such Governmental Authorizations to Buyer have been obtained) currently held or being applied for in connection with the ownership of the Transferred Assets or the operation of the Business (other than authorizations to do business, Tax registrations, export/import licenses and other similar Governmental Authorizations of general application).  Seller has all material Governmental Authorizations required for the operation of the Business as it is now being conducted, and, since September 30, 2017, Seller has been in compliance with the terms of each material Governmental Authorization, except for such failures to have any such Governmental Authorization or instances of non-compliance with any such Governmental Authorization that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business.  For the period from September 30, 2017 to the date hereof, Seller has not received written or, to the Knowledge of Seller, oral notice that any Governmental Authorization constituting a Transferred Asset is not in full force and effect, and no claim or Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, cancel, suspend, modify or limit any such Governmental Authorization.  Neither Seller nor any of the Transferred Assets are subject to or bound by any material Order of any Governmental Authority with respect to the Business.

Section 5.16Taxes.

(a)(i) All Tax Returns required to have been filed for Pre-Closing Tax Periods for which the statute of limitations is open, to the extent such Tax Returns relate to the Transferred Assets, the Assumed Liabilities or the Business, have been timely filed (taking into account extensions that have been properly and timely requested), (ii) all material Taxes due whether or not shown on such Tax Returns, to the extent such Taxes relate to the Transferred Assets, the Assumed Liabilities or the Business, have been paid in full by the due date thereof and (iii) there are no Tax Encumbrances (other than for current Taxes not yet due and payable) on the Transferred Assets or the Business.

(b)There are no pending or, to the Knowledge of Seller, threatened audits, investigations, disputes, notices of deficiency, claims or other Proceedings for or relating to any

Taxes with respect to the Transferred Assets, the Business or the Assumed Liabilities that could have an effect in a Post-Closing Tax Period, for which Buyer could be held liable, or for which Encumbrances that survive the Closing could attach to the Transferred Assets or the Business.  None of the Transferred Assets are treated as equity interests in any Person for Tax purposes.

(c)No Transferred Asset (i) is property that Buyer or any of its Affiliates will be required to treat as owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) is “tax-exempt use property” within the meaning of Section 168(h) or Section 470(c)(2) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) secures debt the interest on which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “section 467 rental agreement” within the meaning of Section 467(d) of the Code.

Section 5.17Labor Matters.

(a)With respect to the Employees, Seller is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, including without limitation as relates to hiring, equal employment opportunity, wages and hours, worker classification, immigration, health and safety, discipline, accommodations, time off work, and termination, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)(i) With respect to the Employees, except for Contracts listed in Schedule 5.17(b)(i) (the “Union Contracts”), Seller is not a party to and is not bound by any collective bargaining agreement or other union Contract, nor, to the Knowledge of Seller as of the date hereof, is any such Contract currently in effect or being negotiated by or on behalf of Seller and (ii) except as set forth on Schedule 5.17(b)(ii), no employee consultation body exists representing Employees.  There are no pending or, or to the Knowledge of Seller, threatened strikes, lockouts, work stoppages, material grievances, unfair labor practice charges, or other material job actions or work disruptions affecting a Business cost center.

Section 5.18Employee Benefits.

(a)There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Benefit Plan (other than ordinary course claims for benefits) that is, or could reasonably be expected to be, a Liability of Buyer.

(b)Each Employee Benefit Plan was established and, at all times, has been maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA, the Code and COBRA.

(c)Neither Seller nor any ERISA Affiliate has incurred any Liability with respect to any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, or any Multiemployer Plan or has any Liability (including withdrawal liability) relating thereto and could result in the imposition of Liability on Buyer. There is no Liability with respect to any Employee Benefit Plan that provides health or other welfare benefits to former employees or individual service providers whether or not pursuant to COBRA for which Buyer could be held liable.

(d)Except as disclosed on Schedule 5.18(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit (including funding of compensation or benefits through a trust or otherwise) to any current or former Employee.

Section 5.19Unlawful Payments; Trade Controls.

(a)Since September 30, 2017, neither Seller nor, to the Knowledge of Seller, any Representative of Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the Business, private or public, regardless of what form, in violation in any material respects of the United States Foreign Corrupt Practices Act.

(b)Seller, its directors, officers, employees and, to the Knowledge of Seller, any other Representatives acting on behalf of Seller in connection with the Business, are and within the past five (5) years have been, in connection with the Business, in material compliance with applicable United States Laws and Orders pertaining to trade and economic sanctions and export controls, including, without limitation, such laws and regulations administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State’s Directorate of Defense Trade Controls, and the U.S. Department of Commerce’s Bureau of Industry and Security (collectively, “U.S. Trade Controls”).  In the past five (5) years, in connection with the Business, there have been no material claims, complaints, charges, investigations, voluntary disclosures or proceedings under U.S. Trade Controls, and, to the Knowledge of Seller, there are no pending or threatened claims or investigations involving suspected or confirmed violations thereof with respect to the Business.

(c)Neither Seller, its directors, officers, employees nor, to the Knowledge of Seller, any other Representative acting on Seller’s behalf, respectively, is, in connection with the Business: (i) located, organized, or resident in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (ii) the target of U.S. Trade Controls, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List, or is owned fifty percent (50%) or more, in the aggregate, by one or more SDNs (collectively, a “Sanctioned Person”); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Sanctioned Persons in violation of U.S. Trade Controls.

Section 5.20Brokers.  No broker, finder, investment banker or other Person engaged by Seller is entitled to any brokerage, finder’s or other fee or commission payable by Buyer in connection with the Acquisition based upon arrangements made by or on behalf of Seller.

Section 5.21Material Customers and Suppliers.  Schedule 5.21 sets forth a complete and accurate list of (a) the names of the top 10 customers of the Business on a consolidated basis and the corresponding dollar volume of sales to such customers (the “Material Customers”) and (b) the names of the top 10 suppliers of the Business on a consolidated basis and the corresponding dollar volume of purchases from such suppliers (the “Material Suppliers”), in each case, for fiscal year 2019.  None of the Persons listed on Schedule 5.21 has notified in writing or, to the Knowledge of Seller, threatened to discontinue, terminate or materially modify its relationship with the Business. To the Knowledge of Seller, none of the Persons listed on Schedule 5.21 has breached or repudiated any of the material terms of any agreement between Seller (with respect to the Business) and such Person.

Section 5.22Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE ACQUISITION (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ACQUISITION and the transactions contemplated hereby (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED; AND (B) ALL OF THE ASSETS AND LIABILITIES TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS” AND “WHERE IS” BASIS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements are true and correct as of the date hereof and as of the Closing Date:

Section 6.1Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted, except where the absence of such power and authority or the failure to be in good standing would not have a Buyer Material Adverse Effect.

Section 6.2Authority; Binding Effect.

(a)Buyer has full power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder (as the case may be) and to consummate the Acquisition.  This Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly authorized and approved by Buyer and no other action on the part of Buyer is necessary to authorize or approve this Agreement, any Ancillary Agreement to which Buyer is to be a party or the Acquisition.

(b)Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Seller to which it is a party thereto, each Ancillary Agreement to be executed by Buyer, when delivered hereunder, will constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

Section 6.3Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Acquisition, do not and will not (a) conflict with, violate or result in a breach of any provision of the organizational documents of Buyer, or (b) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or Order to which Buyer is subject.

Section 6.4Buyer Governmental Consents and Approvals.  The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance of its respective obligations hereunder and thereunder, do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority, except for those filings, clearances, consents or approvals pursuant to the HSR Act or other Competition Law or the failure of which to effect or obtain would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or materially impair, prevent or delay the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party or the consummation of the Acquisition.

Section 6.5No Litigation.  There is no Proceeding is pending against or, to the Knowledge of Buyer, threatened against Buyer, which would reasonably be expected to result in a Buyer Material Adverse Event.

Section 6.6Brokers.  No broker, finder, investment banker or other Person engaged by Buyer is entitled to any brokerage, finder’s or other fee or commission payable by Seller in connection with the Acquisition based upon arrangements made by or on behalf of Buyer.

Section 6.7Solvency.  Assuming that (a) the representations and warranties in Article V are true and correct, (b) Seller and Buyer have each complied with their respective obligations under this Agreement, and (c) the estimates, projections and forecasts of the Business that have been provided to Buyer and its Representatives prior to the date of this Agreement have been prepared in good faith upon assumptions that continue to be reasonable at, and immediately after the Closing, at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder, Buyer will (i) be solvent (either because its financial condition is such that the sum of its debts is less than the fair value of its assets or because the “fair salable value”

of its assets is greater than the value of “all of its liabilities, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors), (ii) have adequate capital with which to engage in its business and (iii) be able to pay their debts and obligations as they become due and payable.

Section 6.8Affiliate Guarantee.  Concurrently with the execution of this Agreement, Buyer has delivered to Seller a guarantee, dated the date hereof and in the form attached hereto as Exhibit D, of Churchill Holdco Corporation (the “Affiliate Guarantor”) guaranteeing Buyer’s obligations hereunder (the “Affiliate Guarantee”) upon and subject to the terms and conditions of the Affiliate Guarantee.  The Affiliate Guarantee is in full force and effect and is a valid, legal, binding and enforceable obligation of the Affiliate Guarantor, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Affiliate Guarantor under the Affiliate Guarantee.  Except as otherwise set forth in the Affiliate Guarantee, nothing in this Section 6.8 shall be construed to limit in any way Seller’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 12.16.

Section 6.9Buyer’s Investigation.

(a)Except as set forth in ARTICLE V, BUYER acknowledgeS, ON BEHALF OF ITSELF AND its AFFILIATES, that NEITHER SELLER NOR ITS representatives or any other person, have made any representation or warranty, express or implied, at law or in equity, with respect to this agreement, the ancillary agreements, the Transferred Assets, THE ASSUMED LIABILITIES, the Business, the Acquisition (including any consents or approvals required in connection therewith) or any INFORMATION PROVIDED BY THEM or made available to buyer in connection with the acquisition AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS), and any such representations or warranties are hereby disclaimed.  BUYER acknowledgeS, ON BEHALF OF ITSELF, AND its AFFILIATES that, should the Closing occur, BUYER shall acquire the TRANSFERRED Assets AND THE ASSUMED LIABILITIES, without any representation or warranty, express or implied, at law or in equity, as to merchantability or fitness for any particular purpose, in an “as is” and “where is” basis, except as otherwise expressly represented or warranted in Article v.

(b)Buyer is relying on its own investigation, examination and valuation of the Business, including the Transferred Assets and the Assumed Liabilities, in effecting the transactions covered by this Agreement and the Ancillary Agreements.  Buyer has made all inspections and investigations deemed necessary or desirable by Buyer.  Buyer is purchasing the Transferred Assets and assuming the Assumed Liabilities based on the results of its inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in Article V.  Buyer represents that neither Seller nor its Representatives or any other Person have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Transferred Assets and the Assumed Liabilities not expressly set forth in Article V, and Seller and its Representatives will not have, or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any offering memorandum or other publication provided to Buyer, or any other document or information provided to Buyer in connection with the sale of the Business.  In light of these inspections and investigations and the representations and warranties made to Buyer by Seller herein, Buyer is relinquishing any right to any Claim against Seller or its Representatives based on any representations and warranties other than those expressly set forth in Article V.

ARTICLE VII
FURTHER AGREEMENTS

Section 7.1Access, Information and Documents.

(a)From and after the date hereof until the Closing, upon reasonable advance notice from Buyer of not less than two (2) Business Days, Seller shall, to the extent permitted by Law, permit Buyer and its authorized Representatives and insurance underwriters to have reasonable access, during regular business hours, to the assets, Employees and other Representatives of Seller, facilities, Contracts, books and records (including financial and accounting information) and other documents and data to the extent relating exclusively to the Business, the Transferred Assets or the Assumed Liabilities (other than the Excluded Assets); provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with Seller’s or its Affiliates’ normal operations of their businesses, including the Business; provided, further, that all information received by Buyer or its Representatives and given by or on behalf of Seller in connection with this Agreement and the Acquisition will be held by Buyer and its Affiliates and Representatives as confidential information pursuant to the terms of the Confidentiality Agreement; and provided, further, that Buyer agrees to comply fully with all rules, regulations and instructions issued by Seller regarding Buyer’s or its Representatives’ actions while upon, entering or leaving the property of Seller, including the Transferred Real Property.

(b)The covenants in paragraph (a) of this Section 7.1 will not require Seller (i) to provide Buyer or its Representatives with access to any document, communication or information to the extent (A) related to the negotiation of this Agreement, the Ancillary Agreements, the Acquisition, and the sale process with respect to the Business or the possible sale of the Business, (B) that Seller believes in good faith, on the advice of legal counsel, would reasonably be expected to violate any contractual confidentiality obligation or applicable Law, or (C) that Seller believes in good faith, on the advice of legal counsel, that such document, communication or information would reasonably be expected to be protected by any attorney-client, work product or other similar legal privilege, or (ii) to permit Buyer or its Representatives to conduct any Phase II or other intrusive sampling, testing or investigation, including soil, water, air or other sampling or testing, at or relating to the Transferred Real Property or the Transferred Tangible Personal Property.  Notwithstanding the foregoing, in the case of clauses (i)(B) and (i)(C), Seller shall use commercially reasonable efforts to provide such access as can be provided

(or otherwise find alternative means to convey such information regarding the applicable matters as can be conveyed) without violating or waiving such Law, contractual obligation or privilege.

(c)From and after the date hereof and to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, neither Buyer nor any of its Affiliates shall contact any suppliers to, or Employees (except pursuant to paragraph (a) of this Section 7.1) or customers of, the Business in connection with or pertaining to any subject matter of this Agreement.

(d)From and after the date hereof and to the Closing, Seller shall reasonably cooperate with Buyer (at Buyer’s sole cost and expense) in obtaining an ALTA Owner’s Title Insurance Policy, with gap coverage from Seller through the date of recording, insuring Buyer’s fee simple title to each Owned Real Property.  In connection therewith, Seller shall deliver to Buyer’s title insurance company any affidavits, indemnities and other agreements or assurances reasonably requested by such title company to issue the Owner’s Title Policy, each in a form and substance reasonably acceptable to Seller.

Section 7.2Conduct of Business.

(a)From the date hereof until the Closing, except as expressly required by this Agreement, as set forth on Schedule 7.2, as required by applicable Law, Order or any Governmental Authorization, or as Buyer shall otherwise consent to in advance and in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller agrees to use commercially reasonable efforts to (i) operate the Business in the ordinary course consistent with past practice, (ii) to preserve the business relationships of the Business and maintain its relations and goodwill with its key suppliers, customers, and Employees (provided that, this clause (ii) shall not apply with respect to any supplier of butane or Marathon Petroleum Company LP, Cattlesburg Refining, LLC or any of their respective Affiliates (collectively, “Marathon”)) and (iii) to maintain all material structures, equipment and other tangible personal property of the Business in their present repair, order and condition, except for depletion and ordinary wear and tear; provided, however, that Seller shall be permitted to take (x) any actions reasonably required to comply with any applicable Law, Order, recommendation, guideline or directive issued by any applicable Governmental Authority in connection with or in response to the COVID-19 pandemic and (y) any reasonable actions or omissions taken in good faith to respond to any impact or probable impact on the Business due to the COVID-19 pandemic or measures taken to comply with such Laws, Orders, recommendations, guidelines and directives issued by any applicable Governmental Authorities, in each case, including reasonable changes in relationships with employees, customers and suppliers (“COVID Actions”), and any such COVID Actions shall not be considered a breach of this Section 7.2 or outside of the ordinary course of business for purposes of this Agreement.

(b)From the date hereof until the Closing, except as set forth on Schedule 7.2, to the extent that any of the following actions are related exclusively to or affect the Business, Seller and its Affiliates shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)enter into, adopt, amend in any material respect or terminate any material Employee Benefit Plan in which Employees participate or materially increase the compensation or benefits of any Employee, except, in each case, (A) as required by any applicable Law or pursuant to the terms of any Employee Benefit Plan or Union Contract as in effect on the date of this Agreement, (B) as contemplated in Article VIII, (C) as would relate to a substantial number of similarly situated employees of Seller or its Affiliates generally or (D) as will not result in any Liability under this Agreement or otherwise to Buyer or its Affiliates;

(ii)create or allow the Business to create, incur, assume or guarantee any Indebtedness (A) other than Indebtedness discharged prior to the Closing or (B) in an amount greater than U.S.$2,500,000, which Indebtedness shall be expressly included as an Excluded Liability;

(iii)pledge, sell, lease, transfer, license, assign or otherwise make subject to an Encumbrance (other than any Permitted Encumbrance) any Transferred Asset, other than the sale of Inventory or obsolete, worn-out or excess equipment or assets in the ordinary course of business consistent with past practice;

(iv)as it relates to the Business, acquire, directly or indirectly, any business, line of business, division or equity interests of any Person, by merger, acquisition, consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, that would be, individually or in the aggregate, material to the Business, other than acquisitions of Inventory, equipment or machinery in the ordinary course of business consistent with past practice; provided that nothing in this Section 7.2(b)(iv) shall prevent Seller from hiring or engaging any individual in the ordinary course of business;

(v)as it relates to the Business, make any material change in any of its present financial accounting methods and practices other than changes in the ordinary course of business and other than as may be appropriate to conform to GAAP or as may be required by applicable Law;

(vi)waive, settle, release or compromise any claims or rights of value that relate to the Business in an amount greater than U.S.$500,000, in the aggregate;

(vii)(A) terminate, accelerate, modify, amend, cancel or grant any waiver under or give any consent with respect to (x) any Contract with a Material Customer, (y) any Contract with a Material Supplier or (z) any Material Contract, in each case, other than any such Contract with any supplier of butane or Marathon or (B) enter into any Contract (other than a Contract with any supplier of butane or Marathon) that would have been a Material Contract or a Contract with a Material Customer or Material Supplier if in effect on the date of this Agreement, in each case of clause (A) and (B), other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any such Contract, as applicable;

(viii)fail to make capital expenditures necessary to operate the Business in the ordinary course of business consistent with past practice; or

(ix)agree or commit, whether in writing or otherwise, to do any of the foregoing.

(c)Notwithstanding the foregoing, nothing in this Section 7.2 will prevent Seller or any of its Affiliates from taking actions, including (i) the repayment of Indebtedness and the extinguishment of Encumbrances, and (ii) the cancellation of any intercompany Contracts that will not constitute Transferred Contracts, in each case as Seller determines is reasonably necessary or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent not otherwise prohibited by this Agreement or the Ancillary Agreements.

Section 7.3Efforts of the Parties.

(a)Subject to the terms and conditions set forth in this Agreement, each of Seller and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the Acquisition, including (i) to comply promptly with all requirements under Law which may be imposed on it with respect to this Agreement and the Acquisition (which actions shall include furnishing all information required by applicable Law in connection with approvals of, clearances or consents from or filings with any Governmental Authority), (ii) to obtain any consent, authorization (including any Governmental Authorization and related bond, letter of credit or other financial assurance), Order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained by Buyer or Seller in connection with the acquisition of the Transferred Assets or the taking of any related action contemplated by this Agreement, and (iii) to effect all necessary registrations and filings with Governmental Authorities.

(b)Without limiting Section 2.1(e), Buyer and Seller shall use their reasonable best efforts to transfer or obtain, prior to the Closing or as soon as practicable thereafter, any Governmental Authorization required under Environmental Law for Buyer to own or operate the Business or the Transferred Assets (“Environmental Permits”). If any such Environmental Permits are not transferred to or obtained by Buyer prior to the Closing, Buyer and Seller shall use commercially reasonable efforts to cooperate in any lawful and reasonable arrangement under which Buyer obtains the benefit of the Environmental Permits held by Seller; provided that Seller shall not be required to pay any consideration therefor, or to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party; and provided further that Buyer shall fully indemnify and hold harmless Seller Indemnitees from and against any and all Losses arising out of or relating to any such arrangement. Seller’s obligations regarding Environmental Permits shall cease one hundred eighty (180) days after the Closing (the “Permit Expiration Date”), at which point Seller will be deemed to have fulfilled all related requirements under this Agreement and under no circumstances shall the Consideration be reduced or Seller or its Affiliates be subject to any Liability on account of the failure to obtain any Environmental Permit; provided that, in the event that any of Seller’s Environmental Permits for the Business have not been transferred to Buyer on or prior to the Permit Expiration Date as a result of (i) any change made or permitted by Seller or its Affiliates to be made, or any failure to maintain any current equipment of the Business applicable to such Environmental Permits or (ii) Seller’s failure to cooperate in accordance with this Section 7.3(b), the Permit Expiration Date may be extended by Buyer, in its sole direction, until the date that is three hundred and sixty-five (365) days after the Closing.  In the event that the Permit Expiration Date is extended pursuant to the immediately preceding sentence, Buyer and Seller shall continue to use commercially reasonable efforts to cooperate to transfer such Environmental Permit in accordance with this Section 7.3(b).

Section 7.4Certain Governmental Matters.

(a)Without in any way limiting the other provisions of this Section 7.4, Buyer and Seller agree to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, but in any event within ten (10) Business Days of the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and (ii) all other necessary registrations, declarations, notices and filings relating to the Acquisition with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Competition Authority”) with respect to the Acquisition and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Competition Law. From and after the date hereof and until all governmental approvals required in connection with the Acquisition have been obtained, Buyer shall not, and shall cause its Affiliates not to, operate its business in such manner or take any action, that could reasonably be expected to significantly increase the risk of not obtaining any such governmental approval or clearance or the expiration or termination of any applicable waiting period.

(b)Each of Seller and Buyer shall (i) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Competition Authority, and shall comply with any such inquiry or request as promptly as practicable, (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 7.4, including, subject to applicable Laws relating to the exchange of information, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Competition Authority, (iii) provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence and other written communications between such party (and its advisors) and any Governmental Competition Authority and any other information supplied by such party or its Affiliates to a Governmental Competition Authority or received from such a Governmental Competition Authority in connection with the Acquisition; provided, however, that materials may be redacted before being provided to the other party as necessary to (x) comply with contractual arrangements or (y) address reasonable privilege or confidentiality concerns, and (iv) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency Proceedings by, any Governmental Competition Authority.  Upon and subject to the terms of this Section 7.4, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party to the Acquisition before any Governmental Competition Authority reviewing the Acquisition, including by providing as promptly as practicable such information as may be requested by such Governmental Competition Authority or such assistance as may be reasonably requested by the other party to this Agreement in such defense.

(c)If any objections are asserted by any Governmental Competition Authority with respect to the Acquisition under any applicable Competition Law or which would otherwise prevent, materially impede or materially delay the consummation of the Acquisition, or if any Proceeding is instituted by any Governmental Competition Authority or any private party challenging the Acquisition as violative of any applicable Competition Law, or an Order is issued enjoining the Acquisition, each of Seller and Buyer shall use its reasonable best efforts to resolve any such objections or Proceedings so as to permit consummation of the Acquisition by the Closing as soon as practicable.  In the event that any Proceeding is instituted (or threatened to be instituted) by a Governmental Competition Authority or private party challenging the Acquisition, each of Seller and Buyer shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Proceeding, including defending through litigation on the merits any claim asserted in any court by any Person, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Acquisition.

(d)Each of Seller and Buyer shall use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the applicable Competition Law as soon as practicable.  Seller and Buyer shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Competition Authority to delay or to not consummate the Acquisition on the Closing Date, except with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.  Seller and Buyer shall not have any substantive contact with any Governmental Competition Authority in respect of any filing or Proceeding contemplated by this Section 7.4 unless it consults with the other party in advance and, to the extent permitted by such Governmental Competition Authority, gives the other party the opportunity to participate.

(e)Without limiting the foregoing or any other provision of this Agreement, Buyer shall use reasonable best efforts to take any action necessary to avoid and eliminate each and every impediment under any applicable Competition Law, so as to enable the consummation of the Acquisition as soon as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, mitigation agreement or otherwise, the sale, divestiture or disposition of the respective businesses, product lines or assets of Buyer or its Affiliates (including the Transferred Assets) and (ii) otherwise using reasonable best efforts to take or commit to take actions that after consummation of the Acquisition would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, any of the businesses, product lines or assets of Buyer or its Affiliates (including the Transferred Assets); provided, that none of the CVC Persons or any portfolio company in which any CVC Person is invested (other than Buyer, Affiliate Guarantor or any subsidiary of Affiliate Guarantor that owns a composites business) shall be required to take or agree to take any actions described in this Section 7.4(e).

(f)With respect to the matters covered in this Section 7.4, it is agreed that Buyer shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Competition Authority, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Proceedings challenging, the consummation of the transactions contemplated by this Agreement, in each case subject to good faith consultations with Seller.

Section 7.5Access Post-Closing.  Following the Closing, Buyer will permit Seller and its duly authorized Representatives access during normal business hours (upon reasonable advance notice to Buyer of not less than two (2) Business Days) to all Contracts, books, records and other data to the extent relating to the Transferred Assets and Assumed Liabilities conveyed and assumed at the Closing to the extent that such materials were delivered to Buyer to the extent required for Tax or accounting purposes; provided, that such access would not (a) unreasonably disrupt the normal operations of Buyer, its Affiliates or the Business, (b) include access to any Contracts, books, records, document, communication other data or materials that would reasonably be expected to be protected by any attorney-client, work product or similar legal privilege, (c) based on Buyer’s good faith belief, on the advice of legal counsel, reasonably be expected to violate applicable Law or any contractual confidentiality obligations, or (d) require Buyer to provide access to any books, records or other information of Buyer and its Affiliates that are not related to the Transferred Assets and Assumed Liabilities.  Seller agrees that after the Closing, Buyer or its authorized Representatives may, at Buyer’s cost and expense, make copies of those books and records (or redacted portions thereof) of Seller (other than the Excluded Assets) that have not been transferred to Buyer and relate to the Business.  Seller will keep any information obtained under this Section 7.5 confidential other than with the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) under this Agreement. Notwithstanding the foregoing, in the case of clauses (b) and (c), Buyer shall use commercially reasonable efforts to provide such access as can be provided (or otherwise find alternative means to convey such information regarding the applicable matters as can be conveyed) without violating or waiving such Law, contractual obligation or privilege.

Section 7.6Non-competition; Non-solicitation.

(a)Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 7.6. Therefore, subject to the provisions of this Section 7.6(a), Seller agrees that for a period of three (3) years from the Closing Date, neither Seller nor any controlled Affiliate of Seller shall engage in any business, the primary activity of which is to compete with the Business in the United States (each, a “Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this subsection for Seller or any of its Affiliates:

(i)to invest in any Person which invests in, manages or operates a Competitive Activity, so long as Seller’s or its Affiliates’ investment is less than twenty-five percent (25%) of the outstanding ownership interests in such Person and Seller does not control such Person or Competitive Activity;

(ii)to acquire a Competitive Activity (or a third party engaging in such Competitive Activity) by merger or a purchase of the equity interests or assets of a third party so long as the annual Operating Income of such third party attributable to such Competitive Activity for the most recent fiscal year of such third party preceding the acquisition does not exceed twenty-five percent (25%) of the aggregate annual Operating Income during such period for all of the businesses or operations acquired from such third party; provided, however, that in the event of any such acquisition where the aggregate annual Operating Income related to the Competitive Activity exceeds twenty-five percent (25%) of such aggregate annual Operating Income, Seller shall be required to attempt to divest such excess portion of the Competitive Activity at such price and on such terms as Seller deems commercially reasonable.  Seller shall not be required to divest such Competitive Activity at a loss, or be required to discontinue operation of such Competitive Activity in order to comply with this Section 7.6;

(iii)to own any securities through any employee benefit plan;

(iv)to perform any Competitive Activity for the benefit of Buyer or any of its Affiliates, including the performance of any Competitive Activity expressly required by this Agreement or any Ancillary Agreement; or

(v)to engage in any business (other than the Business) conducted by Seller or its Affiliates at Closing.

(b)Notwithstanding anything to the contrary, the foregoing covenant shall not apply with respect to any Person or its Affiliates that acquires an interest in all or any portion of the equity interests or assets of Seller or any of its Affiliates and whether or not prior to such acquisition such Person or its Affiliates were already engaged in a Competitive Activity.

(c)From and after the Closing for a period of two (2) years following the Closing, Seller agrees that neither it nor its Affiliates will, without Buyer’s prior written consent, directly or indirectly (including through Seller’s or its Affiliates’ Representatives), solicit for employment (whether as an employee, consultant or temporary employee) any Transferred Employee, except that this paragraph shall not preclude Seller or any other person from entering into discussions with or soliciting any person (i) who responds to any public advertisement or general solicitation, (ii) who initiates discussions with the soliciting party regarding such employment on his or her own initiative and without any direct or indirect solicitation by the soliciting party, its Representatives or its Affiliates or (iii) has been terminated by Buyer or its Affiliates at least three (3) months prior to commencement of discussions with the soliciting party.

(d)From and after the Closing for a period of two (2) years following the Closing, Buyer agrees that neither it nor its Affiliates will, without Seller’s prior written consent, directly or indirectly (including through Buyer’s or its Affiliates’ Representatives), solicit for employment (whether as an officer, director, employee, consultant or temporary employee) any officer, director or employee of Seller or any of Seller’s Affiliates, except that this paragraph shall not preclude Buyer or any other person from entering into discussions with or soliciting any person (i) who responds to any public advertisement or general solicitation, (ii) who initiates discussions with the soliciting party regarding such employment on his or her own initiative and without any direct or indirect solicitation by the soliciting party, its Representatives or its Affiliates or (iii) has been terminated by Seller or its Affiliates at least three (3) months prior to commencement of discussions with the soliciting party.

(e)For purposes of this Section 7.6, “Operating Income” shall mean earnings before interest, income Taxes and extraordinary items, all calculated and determined in accordance with GAAP.

Section 7.7Further Assurances.

(a)From and after the Closing Date, and from time to time at the request of the other party, each of Buyer and Seller and their respective Affiliates shall, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Ancillary Agreements, and take such other action as may reasonably be necessary to consummate the Acquisition or to give effect to the transactions contemplated by the Ancillary Agreements.

(b)If any Transferred Asset is damaged by fire or other casualty occurring after the date hereof and prior to the Closing, the parties shall nonetheless consummate the Acquisition, without any Liability on the part of Seller by reason of such casualty; provided, that such fire or casualty, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Seller shall, on the Closing Date, (i) assign and remit to Buyer, without representation, warranty or recourse, and Buyer shall be entitled to receive and keep, the net proceeds of any award or other proceeds under any relevant insurance policy which may have been collected by Seller as a result of such casualty less the reasonable expenses incurred by Seller and its Affiliates in obtaining such award or proceeds and in actually repairing or restoring such Transferred Asset, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer an assignment of Seller’s right to any such award or other proceeds which may be payable to it as a result of such casualty without representation, warranty or recourse.

(c)Subject in all respects to Section 2.1(e), in the event that at any time or from time to time after the Closing, Seller receives or otherwise possesses any Transferred Asset that should belong to Buyer pursuant to this Agreement, Seller shall promptly transfer, or cause to be transferred, such asset to Buyer or its designee, for no additional consideration and net of Seller’s out-of-pocket costs to effectuate such transfer.  Prior to any such transfer, Seller shall hold such asset in trust for the benefit of Buyer.  In the event that at any time or from time to time after the Closing, Buyer or any of its Affiliates receives or otherwise possesses any Excluded Asset that should belong to Seller pursuant to this Agreement, Buyer shall promptly transfer, or cause to be transferred, such asset to Seller or its designee, for no consideration and net of Buyer’s out-of-pocket costs to effectuate such transfer.  Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Seller.

Section 7.8Adjustments and True-Ups.

(a)To the extent that Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other, receives any payment after the Closing to which the other party is entitled pursuant to the terms hereof, each of Buyer and Seller agrees to promptly remit the proceeds (net of any expenses, including Taxes, incurred upon receipt of such payment or remitting such proceeds) to the other party, as appropriate, and makes a payment to a third party on behalf of and at the express written direction of the other party, the other party agrees to promptly reimburse Seller or Buyer (inclusive of any expenses, including Taxes, incurred by Seller or Buyer upon making such payment or receiving such reimbursement), as applicable, for such payment.

(b)The parties acknowledge and agree that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

(c)The provisions of this Section 7.8 shall not apply with respect to Tax payments that are governed by Article IX hereof.

Section 7.9Replacement of Credit Support Obligations.

(a)Buyer recognizes that Seller and certain of its Affiliates and third parties have provided credit support to the Business or the Transferred Assets pursuant to the Credit Support Obligations set forth on Schedule 7.9(a) and that Seller may supplement the Credit Support Obligations listed on Schedule 7.9(a) from time to time prior to Closing to the extent such supplement does not materially increase the total amount of such obligation and is entered into in the ordinary course of the Business and consistent with past practice.  Notwithstanding anything set forth herein to the contrary, from and after the date hereof, Seller shall not be permitted to enter into any additional Credit Support Obligations without the prior written consent of Buyer.

(b)With respect to the Credit Support Obligations set forth on Schedule 7.9(a), on or prior to the Closing Date, Buyer agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment for each such Credit Support Obligation to the extent such replacements are required by the applicable counterparty, in form and substance reasonably satisfactory to the respective banks or other counterparties, and Buyer and Seller shall cooperate to obtain any necessary release in form and substance reasonably satisfactory to Buyer and Seller with respect to all such Credit Support Obligations; provided, that the replacement Buyer is required to provide does not have to take the form of a letter of credit or bond unless the existing Credit Support Obligation is in such form.

(c)If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of Seller and its Affiliates from any Credit Support Obligation set forth on Schedule 7.9(a) by the Closing Date or noticed to Buyer after the Closing as provided in this Section 7.9(c) (each such Credit Support Obligation, until such time as such Credit Support Obligation is released in accordance with Section 7.9(b), a “Continuing Credit Support Obligation”), then:

(i)Buyer shall continue to use its commercially reasonable efforts to obtain promptly the complete and unconditional release of Seller and its Affiliates from each Continuing Credit Support Obligation until such release is obtained; and

(ii)Buyer shall indemnify Seller and its Affiliates for any demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral posted by Seller or its Affiliates in connection with or in the place of any such Continuing Credit Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from each such Continuing Credit Support Obligation.

Section 7.10No Use of Seller Retained Names.

(a)On and after the Closing Date, except as expressly provided in this Section 7.10, none of Buyer or any of its Affiliates shall use the “Ashland” name or any marks, domain names and logos or other name(s) or identifier(s) confusingly similar thereto (or any derivations therefrom in any language) (the “Retained Names”) alone or together with other words, or logos, slogans, symbols or designs in any form, variation or manner that is confusingly similar to the Retained Names in connection with any business that Buyer or its Affiliates may thereafter conduct.

(b)Within ninety (90) days after the Closing, Buyer may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names to the extent that such product literature and labeling or packaging exists on the Closing Date; provided that Buyer shall, and shall cause its Affiliates to, within such ninety (90) day period: (i) revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communication vehicles, change signage and stationery, (ii) display a notice, in a format reasonably acceptable to Seller, indicating the Business (A) was formerly owned by Seller, and (B) is now owned by Buyer and (iii) discontinue use of the Retained Names. Buyer acknowledges and agrees that upon the termination of the ninety (90) day period, Buyer shall have no right to use the Retained Names for any purpose.  In no event shall Buyer or any of its Affiliates use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by Seller prior to the Closing. Subject to the above, with respect to the Inventory, Buyer may continue to sell such Inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a reasonable time after the Closing (not to exceed one hundred twenty (120) days).  Notwithstanding the foregoing or anything to the contrary herein, Buyer shall not be obligated to remove or otherwise obliterate the Retained Names from any Business books and records or archived materials, or any equipment, tools, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other similar written or electronic data, materials or assets, in each case, that are used only for internal purposes in connection with the Business. Subject to Section 7.10(c), Buyer shall not be restricted from using the Retained Names in a non-trademark manner in text that is factual, accurate and non-prominent for purposes of conveying to customers or the general public that the Business is no longer affiliated with Seller or its Affiliates and/or to make historical reference to the Business, in each case after the Closing. All usage of Retained Names set forth under this Section 7.10(b) shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names were used in the Business prior to the Closing, and in no case in any manner that may damage or tarnish the reputation of Seller or the goodwill associated with the Retained Names or Seller’s ownership of the Retained Names. After the periods set forth above, Buyer and its Affiliates shall immediately cease using the Retained Names.

(c)Except for the rights expressly provided under Section 7.10(b), no other right to use the Retained Names is granted hereunder by Seller whether by implication or otherwise, and nothing hereunder permits Buyer or any of its Affiliates to use the Retained Names. Each of Buyer and its Affiliates further acknowledges that none of Buyer or any of its Affiliates is acquiring any right to use the Retained Names, and Buyer and its Affiliates shall not contest the ownership or validity of any of the Retained Names. Buyer hereby acknowledges that all right, title and interest in and to the Retained Names are owned exclusively by Seller or its Affiliates, and except as expressly set forth above under Section 7.10(b), any and all right of the Business to use the Retained Names shall immediately revert to Seller, along with any and all goodwill associated therewith. All goodwill generated by the use of the Retained Names under Section 7.10(b) shall inure solely to the benefit of Seller or its Affiliates.

Section 7.11Accounts Receivable Securitization Facility.  Prior to the Closing, Seller shall amend or take such other action with respect to the TAA and the Securitization Sale Agreement (collectively, the “Securitization Facility”) to permit all Accounts Receivable of the Business covered by the Securitization Facility to be transferred to Buyer at Closing free and clear of all Encumbrances.  At the Closing, Seller will transfer, or cause to be transferred, to Buyer all Accounts Receivable of the Business covered by the Securitization Facility free and clear of all Encumbrances.

Section 7.12R&W Insurance Policy.  Buyer shall use commercially reasonable efforts to cause the R&W Insurance Policy to be bound as of the Closing.  Each of the parties agree that the R&W Insurance Policy shall provide that the Insurer shall only be entitled to exercise rights of subrogation against Seller in the case of Claims of Fraud. Seller shall be an express third party beneficiary of such provision and shall be entitled to enforce such provision as if Seller were a party thereto. Such provision may not be amended without the written consent of Seller.  Seller shall execute and deliver all documents, instruments, certificates and other writings reasonably required to be executed and delivered by Seller under the R&W Insurance Policy at or prior to the Closing, each in a form and substance reasonably acceptable to Seller, including to the extent required to satisfy any conditions to the effectiveness thereof or the coverage to be provided thereby.

Section 7.13Insurance Coverage.  From and after the Closing Date (a) the Business shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates’ insurance policies or any of their self-insured programs and (b) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Business for any event or occurrence after the Closing; provided that, from and after the Closing, if any claims are made or damages occur or are suffered prior to the Closing Date that relate to the Business, and such claims, or claims associated with such damages, may be made against such insurance policies, then Seller shall use (and shall cause its applicable Affiliates to use) its commercially reasonable efforts to ensure that, after the Closing Date, Buyer or its applicable Affiliate, can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies, and Seller agrees to (and shall cause its applicable Affiliates to) otherwise cooperate in good faith with Buyer or its Affiliates to make the benefits and proceeds of any such insurance policies available to Buyer or its Affiliates, at the sole cost and expense of Buyer or its Affiliates. For the avoidance of doubt, except as set forth in the foregoing proviso, Seller and its Affiliates shall retain all rights to control their insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs.

Section 7.14Confidentiality.   Seller agrees that, for a period of four (4) years from and after the Closing, it shall and shall use commercially reasonable efforts to cause its Representatives to (a) treat and hold as confidential all of the Confidential Information of Buyer and (b) refrain from duplicating, disclosing or using any of such Confidential Information; provided, however, that notwithstanding this Section 7.14(b), Confidential Information related both to the Business and Seller’s retained businesses shall be treated by Seller as Seller treats its own confidential information. In the event that Seller or any of its Representatives is required by applicable Law or compelled by judicial or administrative process to disclose any Confidential Information, Seller shall first, to the extent permitted by applicable Law, notify Buyer promptly of such requirement and reasonably cooperate with Buyer to obtain an appropriate protective order or other confidential treatment at Buyer’s sole expense.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or its Representative is, on the reasonable advice of legal counsel, required by applicable Law or compelled by applicable judicial or administrative process to disclose any Confidential Information to any Governmental Authority, Seller or its Representative may disclose only such portion of the Confidential Information to such Governmental Authority as is so required; provided, however, that Seller and its Representatives shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be so disclosed. Notwithstanding the foregoing, these confidentiality obligations shall remain in effect after the Closing for Confidential Information that is Trade Secret for as long as such Confidential Information remains protected under any applicable Laws.

Section 7.15Provision of Business Data; Cooperation.  Seller shall use best efforts to deliver to Buyer within ten (10) Business Days (but in no event later than fifteen (15) Business Days) after the date hereof the information set forth on Schedule 7.15(a) (the “Business Data”). Seller will use best efforts to provide the Business Data in any format reasonably requested by Buyer. Buyer will use the Business Data to develop and construct its information technology system so that Buyer can sell products, fulfill orders and otherwise operate the Business in substantially the same manner as currently conducted from the day following the Closing Date. After the date hereof, Buyer shall use its best efforts to develop and construct its information technology system so that the parties may close the transactions contemplated by this Agreement as promptly as practicable after the original Inside Date.  From and after the date hereof until the Closing, Seller agrees to use commercially reasonable efforts to cooperate with and provide such assistance, information and access to the Transferred Real Property, the Employees at the Transferred Real Property and information technology equipment located at the Transferred Real Property to Buyer as is reasonably necessary for Buyer to establish standalone operations as of the Closing Date such that Buyer can operate the Business in substantially the same manner as currently conducted from the day following the Closing Date, including as set forth on Schedule 7.15(b); provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with Seller’s or its Affiliates’ normal operations of their businesses, including the Business; provided, further, that all information received by Buyer or its Representatives and given by or on behalf of Seller in connection with this Section 7.15 will be held by Buyer and its Affiliates and Representatives as confidential information pursuant to the terms of the Confidentiality Agreement; and provided, further, that Buyer agrees to comply fully with all rules, regulations and instructions issued by Seller regarding Buyer’s or its Representatives’ actions while upon, entering or leaving the Transferred Real Property.

ARTICLE VIII
CERTAIN EMPLOYEE MATTERS

Section 8.1Employees.  Schedule 8.1 lists, to the extent permitted by applicable Law, each employee as of the date hereof who is charged exclusively to a Business cost center and certain employees charged primarily to a Business cost center (each such individual, an “Employee”), by identification number and such Employee’s title, work location, employer, union status, if any, annual salary or base rate, exempt/non-exempt status, and active/inactive status, if any. Seller shall deliver an update of such Schedule 8.1 at the Closing, provided that such update shall include the names of such individuals and any changes to the information provided as of the date hereof, including with respect to each Employee’s active/inactive status.

Section 8.2Offers of Employment.  Buyer shall make an offer of employment to all active Employees in accordance with the provisions of this Article VIII, at least thirty (30) days prior to the Closing Date (or such longer period required to avoid contractual or other severance obligations, including any compensation or benefits payable during a termination notice period), with such employment to be effective as of the Closing.  Any such offer of employment shall (a) be for a position that is comparable to the type of position held, with respect to both job level and duties, by such Employee immediately prior to the Closing Date, (b) be at a geographic location that is within the greater of (i) fifty (50) straight-line miles of the Employee’s home or (ii) the distance from the Employee’s home and place of work immediately prior to the Closing Date, and (c) provide an annual base salary or wage rage and an annual incentive compensation opportunity (which for the avoidance of doubt, does not include any equity-based compensation) which is not less favorable than that received by Employee immediately prior to the Closing Date, and (d) be contingent on such offered Employee being designated as “active” on Schedule 8.1 at the Closing.  Each such Employee who accepts such offer of employment from Buyer is referred to herein as a “Transferred Employee”; provided, that Transferred Employees shall not include any Employees that are designated as “inactive” on Schedule 8.1 at the Closing.  Except as otherwise specifically provided in this Article VIII or to the extent required by applicable Law, effective as of the Effective Time, the Transferred Employees shall cease all active participation in and accrual of benefits under the Employee Benefit Plans.  With respect to Employees who are designated as “inactive” on Schedule 8.1 at the Closing (referred to herein as an “Inactive Employee”), Buyer shall be required to offer employment to such Inactive Employee, in accordance with the provisions of this Article VIII, effective as of the date such Inactive Employee notifies Buyer in writing that such individual has returned to active status.  In the case of any such Inactive Employee who accepts such offer of employment, (x) such Employee shall become a Transferred Employee as of the date such Employee presents himself or herself to Buyer for active employment, (y) except as otherwise required by applicable Law or otherwise specifically provided in this Agreement, all references in this Agreement to the Closing, the Closing Date and the Effective Time shall instead be deemed to refer to the date such Employee becomes a Transferred Employee, and (z) Buyer shall have no obligation to provide compensation and benefits to each such Employee until the date he or she becomes a Transferred Employee.

Section 8.3Continuation of Compensation and Benefits.  For a period of eighteen (18) months immediately after the Closing Date (or for such longer period as required by the terms of any applicable Union Contract), Buyer shall provide to each Transferred Employee (a) a base salary or wages no less favorable than those provided by Seller to such Transferred Employee as in effect immediately prior to the Closing Date and (b) other employee benefits, including variable pay and incentive or bonus opportunities, under plans, programs and arrangements that are no less favorable in the aggregate than those provided by Seller to such Transferred Employee as in effect immediately prior to the Closing Date.

Section 8.4Severance Obligations.

(a)Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Employee prior to or upon the consummation of the Acquisition and that the Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Buyer shall comply with any requirements under applicable Law to ensure the same.  Buyer shall bear any costs related to, and shall defend, indemnify and hold harmless Seller from and against, (i) any claims made by any Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment Taxes, together with any compensation payable during any mandatory termination notice period related thereto), in each case, arising out of or in connection with the failure of Buyer to make offers of employment to, or continue the employment of, any Employee in accordance with this Agreement, and (ii) any claims relating to the employment of any Transferred Employee on or after the Closing Date, including in respect of any act or omission relating to the employment of any Transferred Employee on or after the Closing Date; provided, that prior to Closing, Seller will not, without first obtaining Buyer’s written consent, discuss (x) Buyer’s offer and acceptance process, or (y) future employment with, or provision of services to, Seller or any of its Affiliates (including, but not limited to, providing any Employee with a competing offer or incentive), in each case, in any way with any individual who has been listed on Schedule 8.1.

(b)Buyer shall provide each Transferred Employee whose employment is terminated within eighteen (18) months following the Closing Date (or within such longer period as required by the terms of any applicable Union Contract) with severance and other separation benefits substantially comparable in the aggregate to the severance and other separation benefits provided to such Transferred Employee by Seller as in effect immediately prior to the Closing Date.

Section 8.5Allocation of Employment Liabilities.

(a)Except with respect to any Liabilities that transfer to Buyer pursuant to applicable Law or as otherwise specifically provided in this Agreement, Seller shall retain Liability and responsibility for all employment and employee benefit-related Liabilities, claims or Losses that arise as a result of an event or events that occurred prior to the Effective Time that relate to the Employees (or any dependent or beneficiary of any Employee).  Except as otherwise specifically provided in this Agreement, effective as of the Effective Time, Buyer or its Affiliates shall assume and be solely responsible for all employment and employee benefit-related Liabilities, claims or Losses that relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise as a result of an event or events that occurred on or after the Effective Time or are otherwise expressly assumed by Buyer or its Affiliates pursuant to this Agreement.

(b)Seller shall retain all Liabilities for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by Employees prior to the Effective Time that are covered under the terms of the applicable plans of Seller or its Affiliates.  With respect to claims incurred on or after the Effective Time by the Transferred Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, Buyer or its Affiliates shall be responsible.  For these purposes, a claim shall be deemed to be incurred: (i) in the case of short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits, (ii) in the case of workers’ compensation benefits, when the event giving rise to the claim (“Workers’ Compensation Event”) occurs, (iii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained, (iv) in the case of life insurance benefits, upon death and (v) in the case of accidental death and dismemberment benefits, at the time of the accident.  If the Workers’ Compensation Event occurs over a period both preceding and following the Effective Time, the claim shall be the joint Liability of Seller, on the one hand, and Buyer, on the other hand, and shall be equitably apportioned between such parties based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Effective Time.

Section 8.6Service Credit.  Effective from and after the Effective Time, Buyer shall (a) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer for the benefit of the Transferred Employees, service with Seller and its Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Employee Benefit Plan covering such Transferred Employees, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer for the benefit of the Transferred Employees, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Benefit Plan immediately prior to the Closing, and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.

Section 8.7Accrued Paid Time Off.  In the event that any Transferred Employee is entitled under the Union Contract or applicable policy of Seller to be paid for any paid time off (including vacation, holiday, sick, or personal) accrued but not yet taken by the Transferred Employees as of the Closing Date with respect to the calendar year in which the Closing Date occurs or with respect to any prior calendar year (the “Accrued PTO Days”), as of the Effective Time, Buyer shall assume and honor all the Accrued PTO Days for all Transferred Employees (it being understood that Buyer may deduct from the number of paid time off days made available to any such Transferred Employee the number of days of paid time off previously taken by such Transferred Employee in the applicable calendar year).

Section 8.8Bonuses; Retention.

(a)Seller shall retain all Liabilities with respect to the Transferred Employees under any annual incentive or short-term bonus plans sponsored or maintained by Seller or any of its subsidiaries that accrues in the period prior to the Closing Date and, notwithstanding the terms and conditions of such plans, shall pay to each Transferred Employee that participates in any such plan an amount equal to the amount such Transferred Employee would have been eligible to receive for the applicable period in which the Closing Date occurs had such Transferred Employee remained an employee of Seller or its subsidiaries through the requisite date of eligibility in the plan, calculated as though applicable goals and conditions were achieved at one hundred percent (100%) of target performance levels, and then pro-rated based upon the period of time that transpired preceding the Closing Date.  Seller shall use its commercially reasonable efforts to make the payments described in this Section 8.8(a) within one hundred twenty (120) days following the Closing Date.  Following the Closing Date, the Transferred Employees shall participate in annual incentive or short-term bonus plans sponsored or maintained by Buyer.

(b)Notwithstanding the foregoing, if Seller wishes for Buyer to make the payments described in Section 8.8(a) (in lieu of such payments being made by Seller), then Seller shall provide Buyer with (i) a schedule of such payments to be made to the Transferred Employees (the “Bonus Payment Schedule”), and (ii)  the aggregate amount of payment set forth on the Bonus Payment Schedule, and upon receipt, Buyer shall make such payments, within fifteen (15) days of receipt of the funds, in accordance with the Bonus Payment Schedule acting as agent on Seller’s behalf.  Following the date on which all such payments have been made, Buyer shall provide Seller with a schedule that sets forth the name and identification number of each Transferred Employee who received a payment and the amount thereof; provided that all such names, identification numbers and payment amounts must be in accordance with the Bonus Payment Schedule.

(c)Effective as of the Effective Time, Buyer shall assume the Liabilities set forth on Schedule 8.8(c) with respect to the individual retention letter agreement with a Transferred Employee set forth on Schedule 8.8(c).  From and after Closing, Buyer shall maintain such individual retention letter agreement pursuant to its terms in effect as of the Closing, and the Parties shall make payments in respect of their assumed Liabilities to the Transferred Employee at the times prescribed thereunder (including, where applicable, upon the occurrence of the Closing) as set forth on Schedule 8.8(c).

Section 8.9401(k) Plan.  If Buyer maintains or establishes a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”), Buyer shall permit each Transferred Employee participating in Seller’s 401(k) Plan to effect, and Buyer agrees to cause Buyer’s 401(k) Plan to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under Seller’s 401(k) Plan if such rollover to Buyer’s 401(k) Plan is elected in accordance with applicable Law by such Transferred Employee, subject to each of Seller’s and Buyer’s reasonable satisfaction that Seller’s 401(k) Plan or Buyer’s 401(k) Plan, as applicable, is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from Tax under Section 501(a) of the Code.  Upon completion of a direct rollover of a Transferred Employee’s account balances, as described in this Section 8.9, Buyer and Buyer’s 401(k) Plan shall be fully responsible for all benefits relating to past service of such Transferred Employee and none of Seller and Seller’s 401(k) Plan shall have any Liability whatsoever with respect to such benefits.

Section 8.10WARN Act.  Buyer agrees to provide, or cause its Affiliates to provide, any required notice under the Worker Adjustment and Retraining Notification Act of 1988 and any similar federal, state or local Law or regulation (“WARN”), and to otherwise comply with WARN and any other similar Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in WARN) or group termination or similar event affecting Employees (including as a result of the Acquisition) and occurring on and after the Effective Time.  None of Buyer or any of its Affiliates shall take any action before or after the Closing that would cause any termination of employment of any Employees that occurs before the Effective Time to constitute a “plant closing” or “mass layoff” or group termination under WARN, or to create any Liability or penalty to Seller for any employment terminations under applicable Law; provided, that upon Closing, Seller has provided Buyer with (a) a true and complete list of all Employees who experience an “employment losses” (as defined in WARN) occurring within ninety (90) days prior to Closing (by employment site, date of employment loss, and reason for employment loss), (b) a true and complete list of all Employees who have been subject to temporary layoff (by employment site, date of such layoff, and expected return date), and (c) a true and complete list of all Employees whose hours have been reduced by more than 50% (by employment site and date of such reduction).

Section 8.11Union Contracts.  From and after the Closing, Buyer shall, and shall cause its Affiliates to, recognize as exclusive bargaining representatives the unions identified in the Union Contracts listed in Schedule 5.17(b)(i) (the “Current Unions”), such Union Contracts currently applicable to Transferred Employees as of the Closing Date, and bargain with the Current Unions in good faith regarding the terms and conditions of employment of such Transferred Employees, as required by applicable Law.

Section 8.12Employee Records.  As of the Closing Date, Seller shall provide to Buyer copies of all employment records for each Transferred Employee to the extent permitted to be provided to Buyer under applicable Law.  Buyer shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential, and shall defend, indemnify and hold harmless Seller from and against any statutory, common Law or other claims that arise from the use of such employment records other than for employment, compensation or termination-related purposes.

Section 8.13No Third Party Beneficiaries.  The provisions of this Article VIII are solely for the benefit of the respective parties to this Agreement and nothing in this Article VIII, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Article VIII, express or implied, shall be (a) deemed an amendment of any plan providing benefits to any Employee, or (b) construed to prevent Buyer from terminating or modifying to any extent or in any respect any benefit plan that Buyer may establish or maintain.

ARTICLE IX
CERTAIN TAX MATTERS

Section 9.1Indemnification for Taxes.

(a)Subject to the limitations set forth in this Agreement, Seller shall indemnify and hold harmless the Buyer Indemnitees from and against: (i) Excluded Tax Liabilities, and (ii) Taxes arising out of (A) any breach of any Tax Covenant or (B) any representation or warranty set forth in Section 5.16 made by Seller (collectively, the “Pre-Closing Tax Indemnity”).  Notwithstanding that a claim for Taxes may fall into multiple categories of this Section 9.1(a), a Buyer Indemnitee may recover such Taxes one time only.

(b)Subject to the limitations set forth in this Agreement, Buyer shall indemnify and hold harmless the Seller Indemnitees from and against Assumed Tax Liabilities other than Taxes arising out of any breach of any Tax Covenant made by Seller. Notwithstanding that a claim for Taxes may fall into multiple categories of this Section 9.1(b) and/or Section 10.3, a Seller Indemnitee may recover such Taxes one time only.

(c)Subject to Section 9.7(e), any indemnity payment for Taxes to be made pursuant to this Section 9.1 shall be paid within thirty (30) Business Days after any Buyer Indemnitee claiming it is entitled to indemnification under this Article IX (the “Indemnified Tax Party”) makes written demand upon the other party (the “Indemnifying Tax Party”), but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes (including, for the avoidance of doubt, any estimated Tax payments or Tax deposits) are required to be paid to the relevant Governmental Authority.

Section 9.2Cooperation on Tax Matters.

(a)Notwithstanding anything to the contrary in Sections 7.1 or 7.5, Buyer and Seller shall, and shall cause their respective Affiliates to, (i) furnish, or cause to be furnished, to each other, upon request and in a timely manner, such documents (including any duly executed powers of attorney and other documents necessary to enable the parties to file Tax Returns, or cause Tax Returns to be filed, in the manner provided in Section 9.7), information (including access to the relevant portions of books and records) and assistance relating to the Transferred Assets, the Assumed Liabilities, and the Business, in each case as is reasonably necessary for the filing of any Tax Return or the conduct of any Tax Contest or review by a third party auditor, (ii) cooperate reasonably with one another in applying for and obtaining available Tax refunds, credits and offsets, in each case relating to the Transferred Assets, the Assumed Liabilities, and the Business, and (iii) keep confidential any information obtained under this Section 9.2, except as may be otherwise necessary in connection with the filing of Tax Returns or the conduct of a Tax Contest or review by a third party auditor.

(b)Notwithstanding anything to the contrary in Sections 7.1 or 7.5, each of Seller and Buyer shall, and shall cause its Affiliates to, (i) retain all of its Tax and accounting books and records (including all computerized books and records, and any such information stored on any other form of media) relevant to Taxes, for any Tax period that includes the Closing Date and for all prior Tax periods, related to the Transferred Assets, the Assumed Liabilities, and the

Business, in each case until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired and (ii) abide by all record retention agreements entered into with any Taxing Authority with respect to any of the materials described in clause (i).

(c)Seller and Buyer shall each (i) execute and deliver, and cause its Affiliates to execute and deliver, as appropriate, all instruments and certificates reasonably necessary to enable the other party to comply with any filing requirements relating to Transfer Taxes and (ii) use commercially reasonable efforts to avail itself of any available exemptions from, or reductions of, any Transfer Taxes under applicable Law.

Section 9.3Transfer Taxes.  Transfer Taxes shall be borne 50% by Buyer and 50% by Seller.

Section 9.4FIRPTA Affidavit.  Seller shall deliver to Buyer at or prior to, but no more than seven (7) days before, the Closing an affidavit (the “FIRPTA Affidavit”), duly executed and acknowledged, prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2), dated as of the Closing Date and in form and substance reasonably acceptable to Buyer, certifying Seller’s non-foreign status.

Section 9.5Allocation of Taxes in Straddle Periods.  Taxes (other than Transfer Taxes) payable with respect to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period (a) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes and any similar ad valorem Taxes (“Property Taxes”)), on a daily pro rata basis and (b) in the case of other Taxes, as if the Tax period ended as of the close of business on the Closing Date.

Section 9.6Tax Treatment of Indemnity Payments.  For all Tax purposes, Seller and Buyer shall treat, and shall cause their respective Affiliates to treat, all indemnity payments under this Agreement, and all amounts paid by one party to another party under Sections 2.3, 8.8, 9.7(e) and 12.9, as adjustments to the Tax Purchase Price to the extent permitted under applicable Tax Law.

Section 9.7Tax Returns.

(a)(i) Seller shall prepare and file, or cause to be prepared and filed, all Seller-Signed Tax Returns in a timely manner with the appropriate Governmental Authorities and (ii) for any Seller-Signed Tax Return for which there would be a reasonable expectation either that Buyer would have a Liability (for which the Transferred Assets or the Business could be subject to Encumbrances that survive the Closing) or that such Seller-Signed Tax Return would be binding on Buyer in any Post-Closing Tax Period, Seller (x) shall provide Buyer with a draft copy of each such Seller-Signed Tax Return at least ten (10) Business Days before the due date for the filing of such Tax Return (including extensions); provided, that Seller may provide a pro forma Seller-Signed Tax Return to the extent necessary to avoid disclosure of any information not relevant to Buyer pursuant to this clause (ii), (y) shall consider in good faith any comments provided by Buyer, and (z) shall provide Buyer with a finalized copy of such Tax Return in due course.

(b)Seller shall prepare and file, or cause to be prepared and filed, all Buyer-Signed Tax Returns in a timely manner with the appropriate Governmental Authorities; provided that Seller (i) shall provide Buyer with a draft copy of each such Buyer-Signed Tax Return at least twenty (20) Business Days before the due date for the filing of such Tax Return (including extensions), (ii) shall consider in good faith any comments provided by Buyer, (iii) shall provide Buyer with a finalized copy of such Tax Return at least ten (10) Business Days before such due date and (iv) shall not, and shall cause its Affiliates not to, file such Tax Return without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except that Buyer shall be deemed to have provided such consent unless it notifies Seller in writing, at least two (2) Business Days before such due date, of its objection to the filing of such Tax Return.

(c)Each Transfer Tax Return shall be prepared and filed, or caused to be prepared and filed, in a timely manner with the appropriate Governmental Authority (i) by Buyer if it or any of its Affiliates is permitted to file such Tax Return under applicable Law or (ii) by Seller if Buyer and its Affiliates are not permitted to file such Tax Return under applicable Law; provided that such filing party (x) shall provide the other party with a draft copy of such Tax Return at least five (5) Business Days before the due date for the filing of such Tax Return (including extensions) and (y) shall consider in good faith any comments provided by such other party.

(d)Each Straddle Period Tax Return shall be prepared and filed, or caused to be prepared and filed, with the appropriate Governmental Authority (i) by Buyer if it or any of its Affiliates is permitted to file such Tax Return under applicable Law or (ii) by Seller if Buyer and its Affiliates are not permitted to file such Tax Return under applicable Law, in each case in a timely manner consistent with past practice (except as otherwise required by applicable Law or to correct any clear errors); provided that such filing party (x) shall provide the other party with a draft copy of such Tax Return at least five (5)  Business Days before the due date for the filing of such Tax Return (including extensions), (y) shall consider in good faith any comments provided by such other party and (z) shall not, and shall cause its Affiliates not to, file such Tax Return without the prior written consent of such other party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)(i)With respect to each Tax Return described in this Section 9.7, the party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 9.7 (the “Tax Return Filer”) shall timely pay to the relevant Governmental Authority the amount, if any, shown as due on such Tax Return; provided that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Governmental Authority in a manner permitted by applicable Law; provided further that the obligation to make payments pursuant to this Section 9.7(e)(i) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 9.7(e)(ii) or otherwise be indemnified under this Agreement with respect to any Taxes.

(ii)Notwithstanding anything to the contrary, on or before the due date of any Tax Return described in this Section 9.7 (including extensions), the relevant Tax Return Filer shall notify the other party of any amounts shown as due on such Tax Return (and to be paid by such Tax Return Filer and its Affiliates), or any portions of any such amounts, for which the other party must indemnify the Tax Return Filer under this Agreement, and such other party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, two (2) Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 9.7(e)(ii).

Section 9.8Tax Contests.

(a)Buyer shall promptly notify Seller of any notice of any pending or threatened Tax Contest relating to the Transferred Assets, the Assumed Liabilities, and the Business with respect to Taxes for which Seller would be liable for any Pre-Closing Tax Period (an “Applicable Tax Contest”); provided, however, that no failure or delay by Buyer to provide notice of an Applicable Tax Contest shall reduce or otherwise affect the indemnification obligations of Seller hereunder except to the extent the defense of such Applicable Tax Contest is prejudiced thereby.

(b)Subject to Section 9.8(c), Seller shall have the exclusive right to control the conduct and settlement of all Applicable Tax Contests relating to Taxes for which Seller could be solely liable under Section 9.1 if a claim for such Taxes were made.  Each party that controls the conduct of an Applicable Tax Contest pursuant to this Section 9.8(b) shall keep the other party informed of the status of, and any developments in, such Applicable Tax Contest. Neither party shall enter into (or agree to enter into) any compromise or settlement of any such Applicable Tax Contest without the prior written consent of such other party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Buyer and Seller shall have the right to control jointly the conduct and settlement of any Applicable Tax Contest with respect to a Straddle Period relating to Taxes for which both Buyer and Seller could be liable under Section 9.1 if a claim for such Taxes were made; provided that (i) the parties shall cooperate, and shall cause their respective Affiliates to cooperate, in the conduct or settlement of any such Applicable Tax Contest and (ii) neither party shall enter into (or agree to enter into) any compromise or settlement of any such Applicable Tax Contest without the prior written consent of such other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.9Refunds and Post-Closing Actions.

(a)Subject to Section 9.9(b), any party that receives or becomes entitled to (or whose Affiliate receives or becomes entitled to) any cash Tax refund, or credit or offset to Taxes, in each case, received in lieu of a cash Tax refund, arising in connection with Taxes borne by the other party (either by payment to a Taxing Authority, because of its inclusion in the calculation of Net Working Capital, as finally determined pursuant to Section 2.3, or by the making of an indemnity payment under Section 9.1) (a “Refund Recipient”) shall pay to the other party the entire amount of such refund, credit, or offset, including any interest from, but net of any Taxes imposed by, a Taxing Authority with respect to such refund, credit, or offset (i) in the case of a refund, no more than thirty (30) Business Days after receiving such refund and (ii) in the case of a credit or offset, no more than thirty (30) Business Days after the filing of the Tax Return utilizing such credit or offset; provided that if such Refund Recipient is required to repay to the relevant Taxing

Authority such refund, credit or offset, the other party shall, upon the request of such Refund Recipient, repay the amount previously paid to such other party pursuant to this Section 9.9(a) in respect of such refund, credit or offset (plus any penalties, interest or other charges imposed by the relevant Taxing Authority).  For the avoidance of doubt, the amount of any refund, credit or offset arising in connection with Taxes (including interest, but net of any Taxes imposed with respect to such refund, credit or offset) that relates to Taxes for a Straddle Period shall be prorated based upon the principles of Section 9.5, taking into account the type of Tax to which such refund, credit or offset relates. For the avoidance of doubt, Buyer shall not be required to pay Seller any refund or credit that was included as an asset in Net Working Capital, as finally determined pursuant to Section 2.3.

(b)Except as otherwise required by applicable Law, Buyer shall not, and shall cause its Affiliates not to, (i) make or change any Tax election related to the Transferred Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period or Straddle Period, except to the extent permitted by Section 9.7(d), or (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Seller-Signed Tax Return, Buyer-Signed Tax Return or Straddle Period Tax Return, in each case, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and, in each case, to the extent Buyer taking any such action would result in a Tax liability of Seller for any Taxes that are the subject of such election or Tax Return.

ARTICLE X
INDEMNIFICATION

Section 10.1Survival.  The Fundamental Representations shall survive six (6) years and then shall expire and be of no force or effect.  All other representations and warranties contained in this Agreement and the covenants contained in this Agreement requiring performance prior to Closing shall survive the Closing until the date that is twelve (12) months following the Closing Date, and shall then expire and be of no force or effect; provided, however, that the Pre-Closing Tax Indemnity and the Tax Covenants shall survive until the expiration of the applicable statute of limitations plus thirty (30) days and then shall expire and be of no further force or effect.  The other covenants contained in this Agreement shall survive the Closing until the later of (a) the date that is three (3) years following the Closing Date or (b) the period set forth in the applicable covenant, and shall then expire and be of no force or effect.  Notwithstanding anything herein to the contrary, (i) Article IX and this Article X shall survive the Closing indefinitely, (ii) any Claim brought prior to the expiration of the applicable survival period set forth herein shall be preserved until final resolution thereof and (iii) the survival periods set forth in this Section 10.1, and any other limitation on the Buyer Indemnitees’ rights under this Article X, shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy or for Fraud.

Section 10.2Indemnification by Seller.  Subject to the limitations set forth in this Agreement, Seller shall indemnify and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnitees”) against and from any and all Losses which any Buyer Indemnitee may incur or suffer at any time after the Closing to the extent such Losses arise out of or result from (a) the breach of any representation or warranty made by Seller in this Agreement, (b) the breach of any covenant or agreement made by Seller in this Agreement requiring performance prior to Closing, (c) the breach of any other covenant or agreement made by Seller in this Agreement, (d)

any of the Excluded Liabilities, or (e) the Pre-Closing Tax Indemnity.  Notwithstanding that a Claim for Losses may fall into multiple categories of this Section 10.2, a Buyer Indemnitee may recover such Losses one time only.  Buyer shall, and shall cause the other Buyer Indemnitees to use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

Section 10.3Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller and its Representatives (collectively, the “Seller Indemnitees”) against and from any and all Losses which any Seller Indemnitees may incur or suffer at any time after the Closing to the extent such Losses arise out of or result from (a) the breach of any representation or warranty made by Buyer in this Agreement, (b) the breach of any covenant or agreement made by Buyer or its Affiliates in this Agreement requiring performance prior to the Closing, (c) the breach of any other covenant or agreement made by Buyer or any of its Affiliates in this Agreement or (d) any of the Assumed Liabilities.  Notwithstanding that a Claim for Losses may fall into multiple categories of Section 9.1(b) and/or this Section 10.3, a Seller Indemnitee may recover such Losses one time only.  Seller shall, and shall cause the other Seller Indemnitees to use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

Section 10.4Scope of Seller’s Liability.

(a)Notwithstanding any other provision of this Agreement to the contrary, from and after the Closing, except for Claims arising from Fraud, the R&W Insurance Policy shall be the sole and exclusive source of funds for the satisfaction of all Claims of the Buyer Indemnitees for which indemnity is sought under Sections 9.1(a), 10.2(a) and 10.2(e) hereunder, and, from and after the Closing, recourse to the R&W Insurance Policy shall be the sole and exclusive remedy for the Buyer Indemnitees for such Claims. For the avoidance of doubt, in the event that Buyer does not obtain the R&W Insurance Policy, Seller is not responsible for, and has no Liability with respect to, Claims brought under Sections 9.1(a), 10.2(a) and 10.2(e) hereunder, except, and solely with respect to, Taxes arising out of any breach of any Tax Covenant pursuant to Section 9.1(a)(ii)(A) as incorporated by Section 10.2(e).

(b)Indemnification for Buyer Indemnitees under Sections 10.2(b) and (c) or for Seller Indemnitees under Sections 10.3(b) or (c) shall be available to Buyer Indemnitees or Seller Indemnitees, as applicable, only for Losses, in the aggregate, up to the amount of the Purchase Price actually received by Seller (the “Cap”).  No Buyer Indemnitee nor Seller Indemnitee shall have any right to indemnification under Sections 10.2(b) or (c) or Sections 10.3(b) or (c), as applicable, for any individual item where the Losses relating thereto are less than U.S.$7,000 and such Losses shall not be taken into account in determining whether the Cap have been reached.

(c)Notwithstanding anything to the contrary contained in this Section 10.4, none of the limitations set forth in Section 10.4(a) or Section 10.4(b) shall apply with respect to Losses (and such Losses shall not be taken into account in determining the Cap) (i) in respect of any of the Excluded Liabilities and Seller’s responsibility therefor or (ii) in respect of any Claim for Fraud or injunctive or provisional relief (including specific performance); provided that, notwithstanding anything else in this Article X, Seller’s maximum Liability with respect to indemnification of the Buyer Indemnitees for such Losses shall be an amount equal to the amount of the Purchase Price actually received by Seller.

(d)Each party shall, and shall cause its respective Buyer Indemnitees or Seller Indemnitees to, as applicable, use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to give rise thereto.

(e)In no event shall Seller be obligated to indemnify any Buyer Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustments to the Purchase Price, if any, pursuant to Section 2.3.

Section 10.5Claims.  Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article X (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including a good faith estimate of the amount of Losses (to the extent estimable) and the specific basis for indemnification hereunder to the extent known.  Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure and then only to the extent of such prejudice.

Section 10.6Defense of Actions.  The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, Proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided that the Indemnifying Party will not, in defense of any such action, suit, Proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any Order or enter into any settlement (a) which provides for any relief other than the payment of monetary damages for which the Indemnified Party shall not be liable, (b) which does not include as an unconditional term thereof the giving by the third party claimant to the Indemnified Party (and all other Buyer Indemnitees or Seller Indemnitees, as applicable) of a release from all Liability in respect thereof, or (c) which includes any admission of wrongdoing, misconduct or violation of Law by the Indemnified Party.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, Proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the written request of the Indemnifying Party.  As to those third party actions, suits, Proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.  The Indemnified Party will not settle any Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything in this Section 10.6 to the contrary, the Indemnifying Party shall not be permitted to assume the defense of any Proceeding if (1) the Claim for indemnification relates to or arises in connection with any alleged criminal activity; (2) the Claim seeks as the sole remedy any non-monetary relief against the Indemnified Party; or (3) such Claim is being defended by the carrier under the R&W Insurance Policy. The election of the Indemnifying Party to assume the defense or prosecution of a Claim will not be deemed an admission by the Indemnifying Party that the claims made in the Claim are within the scope of or subject to indemnification under this Agreement.  The parties shall cooperate in the defense or prosecution of any third party Claim, with such cooperation to include (x) the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information that are reasonably relevant to such third party Claim, and (y) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 10.7Limitation, Exclusivity.

(a)No Claim with respect to a representation, warranty or covenant shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the date set forth in Section 10.1 for such representation, warranty or covenant to expire.  Other than (i) any dispute under Section 2.3 that is required to be decided by the Accounting Firm, (ii) as expressly provided in this Section 10.7 regarding Fraud and injunctive and provisional relief (including specific performance) if the Closing occurs, (iii) as expressly provided in any Ancillary Agreement, and (iv) pursuant to the R&W Insurance Policy, Article IX and this Article X provides the exclusive means by which a party may assert and remedy any and all Claims, and Section 12.11 provides the exclusive means by which a party may bring actions, in each case, against the other party (or any of its Affiliates) under or with respect to this Agreement or the transactions contemplated herein or therein.  Except for injunctive and provisional relief (including specific performance) if the Closing occurs and except as expressly provided in any Ancillary Agreement, each party hereby waives and releases any other remedies or claims that it may have against the other party (or any of its Affiliates) arising out of or in connection with this Agreement or the transactions contemplated herein or therein or relating to the Transferred Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Laws) except that nothing herein shall limit the Liability of any party hereto for Fraud.  With respect to any Losses or other Liabilities arising under this Agreement, Buyer agrees that it shall only seek such Losses and Liabilities from Seller, and Buyer hereby waives the right to seek Losses or other Liabilities from or equitable remedies, such as injunctive relief, against any Affiliate of Seller or any director, officer or employee of Seller (or any of its Affiliates).

(b)The provisions of this Article X shall not apply with respect to any matters relating to Taxes, other than (i) Section 10.1, (ii) Section 10.2, (iii) Sections 10.4(a), and (b) and (iii) Section 10.8(a).

Section 10.8Calculation of Damages.

(a)Each Indemnified Party and Indemnified Tax Party shall use its commercially reasonable efforts, in accordance with applicable Law, to obtain all insurance proceeds (including proceeds under any R&W Insurance Policy) or other payments from third parties to the extent any amounts are actually covered and recoverable thereunder.  The amount of Loss for which each Indemnified Party may be entitled to recover for indemnification under this

Agreement, and the amount of Taxes for which each Indemnified Tax Party may be entitled to seek indemnification under this Agreement, will be reduced by the amount of any insurance proceeds or other payment from a third party actually received, realized or retained by the Indemnified Parties (or by the Indemnified Tax Parties) with respect to such Loss (or Taxes), less the amount of any costs or expenses incurred in procuring such recovery, deductibles, premium increases or similar amounts, and (x) less any actual cash Tax benefit or (y) plus any actual cash Tax cost, in each case realized by the Indemnified Party or any of its Affiliates (or by the Indemnified Tax Party or any of its Affiliates) in the year of the Loss or the succeeding two (2) years and arising from the incurrence or payment of such Loss (or Taxes).  In computing the amount of any such Tax benefit or such Tax cost, each Indemnified Party and Indemnified Tax Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss or indemnified Taxes.

(b)If the Indemnified Party, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently actually receives or realizes any insurance proceeds with respect to such Loss such Person will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds, or payment (after deducting therefrom the amount of any costs or expenses incurred by it in procuring such recovery, deductibles, premium increases or similar amounts, to the extent such Indemnified Party did not already receive payment for such expenses or other amounts in respect of such Claim from the Indemnifying Party), but not in excess of any amount previously paid by or on behalf of the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

(c)Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article X, and for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached or are inaccurate, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation and warranty.

Section 10.9Apportionment of Damages.  In the event that a Loss is caused in part by circumstances that would give rise to Seller’s obligation to indemnify under Section 10.2 and in part by circumstances that would give rise to Buyer’s obligation to indemnify under Section 10.3, the parties shall indemnify each other in proportion to their respective shares of responsibility. In such an instance the party with the largest share of responsibility shall be treated as the Indemnifying Party for the purposes of Section 10.6, with the costs of defense being shared proportionately.

ARTICLE XI
TERMINATION

Section 11.1Termination Events.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller if (i) any of the conditions set forth in Section 4.3 shall have become incapable of fulfillment and shall not have been waived by Seller, (ii) forty-five (45) days have elapsed since the receipt by Buyer of a written notice from Seller of such incapability and (iii) within such forty-five (45) day period such condition shall not have become capable of fulfillment; provided that Seller is not otherwise in breach or default of any provision of this Agreement so as to cause any of the conditions set forth in Section 4.3 not to be satisfied and Seller is not then in breach of any representation, warranty, covenant or other agreement hereunder, which breach would cause any of the conditions set forth in Section 4.2 not to be satisfied;

(c)by Buyer if (i) any of the conditions set forth in Section 4.2 shall have become incapable of fulfillment and shall not have been waived by Buyer, (ii) forty-five (45) days have elapsed since the receipt by Seller of a written notice from Buyer of such incapability and (iii) within such forty-five (45) day period such condition shall not have become capable of fulfillment; provided that Buyer is not otherwise in breach or default of any provision of this Agreement so as to cause any of the conditions set forth in Section 4.2 not to be satisfied and Buyer is not then in breach of any representation, warranty, covenant or other agreement hereunder, which breach would cause any of the conditions set forth in Section 4.3 not to be satisfied; or

(d)by either Seller or Buyer if the Closing has not occurred (provided, that the right to seek termination under this Section 11.1(d) shall not be available to any party seeking to terminate this Agreement if such party’s failure to perform any covenant or to comply fully with its obligations under, or any breach of its representations or warranties under, this Agreement shall have been the principal cause of, or resulted in the failure thereof) on or before October 25, 2020 (the “Outside Date”), or such later date as the parties may agree upon in writing; provided, that the Outside Date may be extended by Buyer, in its sole discretion, for up to two (2) periods of three (3) months each in the event all conditions to Closing are satisfied or waived other than the condition set forth in Section 4.1(b) and such other conditions that are to be satisfied on the Closing Date; provided, further that the Outside Date shall be automatically extended without any further action required by either party to the last Business Day of the month in which the Inside Date occurs if such date is extended beyond the term of the original Outside Date pursuant to Section 3.1 (i.e., if the Inside Date is extended to December 21, 2020, the new Outside Date would be December 31, 2020).

Section 11.2Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate and it will become void and of no further force or effect, except that the Affiliate Guarantee and the obligations in Sections 7.1(a) with respect to confidentiality, 11.2, 12.7, 12.8, 12.9, 12.10 and 12.11 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by another party of any of its covenants or obligations contained in this Agreement, or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its covenant or obligations contained in this Agreement, then the terminating party’s right to pursue all legal and equitable remedies will survive such termination unimpaired and nothing in this Section 11.2 shall be deemed to release any party from any Liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1Notices.  All notices, requests, consents, directions, instructions or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by email transmission, provided that the receipt of such email is acknowledged by a read receipt or the applicable recipient (provided, that actual receipt shall be deemed to have occurred so long as the sender has not received an automatic notification indicating delivery failure), at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to Seller or any of its Affiliates:	Ashland LLC 8145 Blazer Drive Wilmington, Delaware 19808 Email: pganz@ashland.com Attention: General Counsel

with copies (which shall not constitute notice) to:	Ashland LLC 8145 Blazer Drive Wilmington, Delaware 19808 Email: ywinkler@ashland.com Attention: Yvonne Winkler

and

Squire Patton Boggs (US) LLP

1211 Avenue of Americas, 26th Floor

New York, New York 10036

Email: carolyn.buller@squirepb.com

Attention:  Carolyn J. Buller

Squire Patton Boggs (US) LLP

4900 Key Tower, 127 Public Square

Cleveland, OH 44114

Email: jonathon.whittlesey@squirepb.com

Attention:  Jonathon Whittlesey

if to Buyer or any of its Affiliates:	AOC Materials LLC 955 Highway 57 East Collierville, Tennessee 38017 Email: JVelde-van-de@AOCresins.com; Joe.Salley@aocresins.com Attention: Jean-Paul Van de Velde; Joe Salley

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Email: david.allinson@lw.com Attention: David S. Allinson

Section 12.2Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.3Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of equity interests or by operation of Law in connection with a merger or sale of substantially all assets, without the prior written consent of the other party hereto; provided, however, that Buyer may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement and each Ancillary Agreement to which it is or will be a party to any Affiliate; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder.

Section 12.4Entire Agreement.  This Agreement (including the Disclosure Letter, Annexes and Exhibits), the Ancillary Agreements and the Affiliate Guarantee comprise the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and any other written agreement of the parties that expressly provides that it is not superseded by this Agreement.

Section 12.5Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 12.6Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except for Section 9.1 and Article X, which are intended to benefit, and be enforceable by, the Persons specified therein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 12.7Public Disclosure.  No communication, release or announcement to the public or to employees or others not directly involved in the negotiation or approval of this Agreement, any Ancillary Agreement, the terms hereof or thereof or the Acquisition shall be issued or made by any party or any of its Representatives without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such communication, release or announcement may be required by Law or the rules or regulations of any U.S. or foreign securities exchange or similar organization, in each case on the reasonable advice of outside counsel, and in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such issuance and the disclosing party shall consider, in good faith, any comments or revisions proposed by the other party thereto; provided, however, that (i) each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition after reasonable prior notice to and consultation with the other parties and (ii) Buyer’s controlling affiliate may conduct ordinary course communications with their limited partners and prospective investors; provided, in each case, that at the time of receipt of such information, such recipient is subject to customary confidentiality undertakings or other obligations of confidentiality to Buyer.

Section 12.8Return of Information.  If for any reason whatsoever the Acquisition is not consummated, Buyer shall promptly return to Seller all books and records furnished by Seller or any of its Affiliates or any of their respective employees or Representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 12.9Expenses.

(a)Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, including this Section 12.9, each of the parties hereto shall be responsible for the payment of its or any of its Affiliates’ own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement and the Ancillary Agreements, including the fees, expenses and other costs of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

(b)The filing fees required by any Governmental Competition Authority shall be borne by Buyer.

Section 12.10Schedules.

(a)The disclosure of any matter in any Schedule to this Agreement, in and of itself, shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.  Disclosure of any matter, fact, or circumstance in any Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule for which applicability of such information and disclosure is reasonably apparent on its face.

(b)From time to time before the Closing, Seller may (but is not required to) supplement any Schedule with respect to any matter arising or of which it becomes aware after the date of this Agreement that, if such matter had occurred prior to the date of this Agreement, would be required to be disclosed on such Schedule to make any of the representations or warranties made by Seller true and correct as of the date hereof (each a “Schedule Supplement”); provided, that any disclosure in any such Schedule Supplement shall be for informational purposes only and will not under any circumstances be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article IV have been satisfied.

Section 12.11Governing Law; Jurisdiction.  This Agreement and any and all matters, disputes, or claims between the parties arising out of, relating to, or in accordance with its subject matter or formation (including any contractual disputes or claims), and whether purporting to be found in contract or tort or at law or in equity, shall be governed by, enforced, and construed in accordance with the internal Laws of the State of Delaware, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, U.S.A. or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, U.S.A.  Each party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have jurisdiction, any Delaware state court or United States Federal Court sitting in the State of Delaware, and any appellate court from any thereof, for the purposes of any Proceeding arising out of this Agreement and the Ancillary Agreements, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of such Proceeding may be heard in such state court or, to the extent permitted by applicable Law, in such Federal court.  Each party agrees to commence any such Proceeding either in the Delaware Court of Chancery or, if such Proceeding may not be brought in such court for jurisdictional reasons, in any Delaware state court or United States Federal court sitting in the State of Delaware (and any appellate courts thereof).  Each of Seller and Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters to which such party has submitted to jurisdiction in this Section 12.11.  Each of Seller and Buyer irrevocably and unconditionally waives any objection to the laying of venue of Proceeding arising out of this Agreement or the Ancillary Agreements or the Acquisition, in any court referred to in the first sentence of this Section 12.11 and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.12Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.13Headings.  The heading references herein and the Table of Contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 12.14Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

Section 12.15Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL ACTIONS THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

Section 12.16Specific Performance.

(a)The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach.

(b)Each party agrees to (i) cooperate fully in any attempt by the other party in obtaining any such equitable remedy and (ii) waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement. The rights and remedies of the parties shall be cumulative (and not alternative).

Section 12.17Legal Representation.  Buyer, on behalf of itself and its Affiliates acknowledges and agrees that SPB may have acted as counsel for Seller or its Affiliates in certain matters and that Seller reasonably anticipates that SPB will continue to represent them and/or such other parties in future matters.  Accordingly, Buyer, on behalf of itself and its Affiliates, expressly: (a) consents to SPB’s representation of Seller and its Affiliates in any post-Closing matter in which the interests of Buyer, on the one hand, and Seller or its Affiliates, on the other hand, are adverse, including, any matter relating thereto; and (b) consents to the disclosure by SPB to Seller or its Affiliates of any information learned by SPB in the course of its representation of Seller or its respective Affiliates.  Furthermore, Buyer, on behalf of itself and its Affiliates, irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Seller or its Affiliates by SPB in the Acquisition, to the extent that such information or documentation was privileged as to Seller or its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

AOC MATERIALS LLC	ASHLAND LLC

By: /s/ Michel Govaert	By: /s/ Guillermo Novo
Name: Michel Govaert	Name: Guillermo Novo
Title: Secretary	Title: Chairman and CEO

Annex A-1

Transferred Assets

“Transferred Assets” shall mean all of Seller’s right, title and interest in, to and under all of the following assets of Seller as they exist at the Effective Time (except for the Excluded Assets):

(a)all Inventory, Accounts Receivable, and Other Current Assets;

(b)the Owned Real Property and the Leased Real Property, in each case together with Seller’s right, title and interest in all buildings, structures, improvements, paved parking lots and fixtures thereon and all other appurtenances thereto (collectively, the “Transferred Real Property”);

(c)all furniture, equipment, machinery and other tangible property, in each case that are (i) owned or leased by Seller and used exclusively in the Business or (ii) located at the Transferred Real Property (collectively, the “Transferred Tangible Personal Property”);

(d)(i) all Contracts to which Seller is a party relating exclusively to the Business or the Transferred Assets and (ii) the Union Contracts (collectively, the “Transferred Contracts”);

(e)(i) all IP Rights owned by Seller or any of its Affiliates and used exclusively in the Business, including the IP Rights set forth on Schedule 5.9(a) (collectively, the “Transferred IP”) and (ii) all licenses to the IP Rights used exclusively in the Business to which Seller or any of its Affiliates are a party (the “Transferred IP Licenses”);

(f)the goodwill generated by or associated with the Business;

(g)to the extent transferable, all Governmental Authorizations in effect at the time of Closing used exclusively in connection with the operation or conduct of the Business prior to the Closing Date;

(h)the following records and files exclusively relating to the Business and in the possession of Seller (but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Business): (i) vendor lists, (ii) customer lists, (iii) lists of sales representatives, (iv) pricing lists for the Business Products, (v) market research reports, marketing plans and other marketing-related information and materials, (vi) subject to Section 7.10, advertising, marketing, sales and promotional materials, (vii) personnel records to the extent provided in Article VIII, and (viii) other business records, to the extent such other business records are required to be transferred under applicable Law (collectively, the “Transferred Records”);

(i)all other properties and assets not set forth in the foregoing clauses (a) – (h) and used or held for use by Seller (but not including any real property) relating to the Business and located at the Transferred Real Property, except any such properties or assets used primarily in any business other than the Business that is conducted by Seller or any of its Affiliates as of the Closing Date; and

(j)all causes of action (including counterclaims), defenses, claims, credits, demands, warranties, remedies or rights of set off of any kind against third parties to the extent exclusively relating to or arising from any Transferred Assets or Assumed Liability or the ownership or operation of the Business, including all such rights arising under or pursuant to representations, warranties, covenants, guarantees or indemnities made or provided in any Transferred Contract.

Annex A-2

Excluded Assets

“Excluded Assets” shall mean all of Seller’s and its Affiliates’ right, title and interest in, to and under all of the following assets of Seller and its Affiliates:

(a)all cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority;

(b)all Tax Attributes attributable to any Pre-Closing Tax Period;

(c)any records and files that are not Transferred Records, including (i) the personnel records maintained by Seller or any of its Affiliates, except as set forth in Article VIII, (ii) Tax Returns, (iii) records (including accounting records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (iv) records prepared in connection with the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the Business and (v) file copies of the Transferred Records retained by Seller, in each case whether generated before, on or after the Closing Date;

(d)all equity interests of Seller and Seller’s Affiliates;

(e)except for the Transferred Real Property, each of the following: (i) any real property and any buildings, improvements and fixtures thereon and (ii) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith;

(f)all Employee Benefit Plans and all assets and Contracts of, attributable to, or related to any Employee Benefit Plan;

(g)the Retained Names or any names, marks, Domain Names and logos either alone or in combination with other words, phrases, designs and the like confusingly similar to the Retained Names or any derivations therefrom in any language;

(h)all rights under (i) with respect to Seller and its Affiliates, this Agreement and the Ancillary Agreements, (ii) any Contract relating to (A) the Business and (B) one or more other businesses of Seller or any Affiliate of Seller, (iii) any Contracts related to shared services and systems provided by Seller or its Affiliates, other than Buyer’s rights under the Ancillary Agreements and (iv) any Contracts between Seller and any of its Affiliates or between Affiliates of Seller, whether arising before, on or after the Closing Date;

(i)all current and prior insurance policies arranged or maintained by Seller or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before, on or after the Closing Date;

(j)the organizational documents, qualifications to do business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, equity interest transfer books, blank equity certificates and other documents relating to the organization, maintenance and existence of Seller and each of its Affiliates as an entity;

(k)except for Transferred IP, all other IP Rights;

(l)all Domain Names other than those set forth on Schedule 5.9(a);

(m)all rights, claims and credits to the extent relating to any Excluded Asset or any Excluded Liability, whether arising before or after the Closing;

(n)any other right or asset that is not a Transferred Asset; and

(o)any right, property or other asset that arises out of or relates exclusively to any Excluded Asset.

Annex B-1

Assumed Liabilities

“Assumed Liabilities” shall mean any and all Liabilities of Seller or any of its Affiliates to the extent arising from or in connection with the Business or any Transferred Asset, in each case, other than the Excluded Liabilities, including the following Liabilities:

(a)all Accounts Payable, whether arising before, on or after the Closing Date;

(b)all Liabilities under or in connection with any Transferred Contract (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any Transferred Contract), whether arising before, on or after the Closing Date;

(c)all Liabilities to the extent relating to, or arising out of, any Transferred Asset, or arising out of or relating to the ownership by Buyer and its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset, in each case whether arising before, on or after the Closing Date;

(d)all Liabilities reflected in the Price Adjustment Statement to be delivered pursuant to Section 2.3;

(e)all Liabilities arising from or relating to Proceedings or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of the Business Products, in each case, whether arising before, on or after the Closing Date, including all Liabilities arising from or relating to (i) warranty obligations, (ii) infringement, dilution, misappropriation or other violation of IP Rights, (iii) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or disclose or alleged or actual breach of express or implied warranty or representation, (iv) the return after the Closing of any Business Product sold prior to or after the Closing and (v) human exposure to Hazardous Materials;

(f)all Environmental Liabilities to the extent arising out of or relating to the past, present or future operation or ownership of (i) the Business, or (ii) any Transferred Asset, whether arising before, on or after the Closing Date;

(g)all Liabilities to the extent arising out of or relating to Seller and its Affiliates at any time being the owner or occupant of, or the operator of the activities conducted at, any Transferred Real Property, in each case whether arising before, on or after the Closing Date;

(h)all Liabilities in respect of any criminal, civil or administrative Proceeding, pending or threatened, and claims, whether or not presently asserted, to the extent arising out of, relating to or otherwise in any way in respect of the Business, the Transferred Assets, or the operation or conduct of the Business before, on or after the Closing Date;

(i)all Liabilities to suppliers or other third parties, such as licensors, for materials and services, to the extent relating to the Business;

(j)all Liabilities and obligations to customers and representatives under purchase orders for Business Products;

(k)all Liabilities to the extent arising out of or relating to any Employee Benefit Plan or any Employee that are expressly required to be assumed pursuant to Article VIII or that transfer automatically to Buyer under applicable Law, in each case, whether arising before, on or after the Closing Date;

(l)all Liabilities for Taxes to the extent arising out of or relating to the Business or the Transferred Assets, in each case other than (i) Excluded Tax Liabilities, and (ii) Transfer Taxes (such non-excluded Liabilities, the “Assumed Tax Liabilities”);

(m)all Liabilities or Losses incurred directly by Seller that would not be Seller’s obligation to indemnify if incurred directly by Buyer because of the application of a basket or cap;

(n)all Liabilities, costs, or other obligations associated with the substation supplying electricity to the Owned Real Property; and

(o)all other Liabilities to the extent arising from or in connection with the Business or any Transferred Asset, or the ownership, sale or lease of any Transferred Asset, in each case, whether arising before, on or after the Closing Date.

Annex B-2

Excluded Liabilities

“Excluded Liabilities” shall mean the following Liabilities of Seller and/or its Affiliates:

(a)Liabilities to the extent arising out of or relating to any Excluded Asset or to the distribution to, or ownership by, Seller or its Affiliates of any Excluded Asset or to the extent associated with the realization of the benefits of any Excluded Asset, whether arising before, on or after the Closing Date;

(b)except as provided in Annex B-1(k), any Liabilities or obligations relating to or arising out of the Employee Benefit Plans or any Employee;

(c)except as provided in Annex B-1(n), any Liabilities arising out of or relating to any Indebtedness of Seller or any of its Affiliates; and

(d)(i) Taxes of Seller and any of its Affiliates and (ii) Taxes for all Pre-Closing Tax Periods, other than Transfer Taxes (such excluded Liabilities, the “Excluded Tax Liabilities”).